UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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CONSOL Energy Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CONSOL Energy Inc.

1800 Washington Road

Pittsburgh, Pennsylvania 15241-1405

Telephone (412) 831-4000

May 2, 2006 Annual Meeting of Shareholders

Dear Shareholder:

You are cordially invited to attend CONSOL Energy Inc.’s 2006 Annual Meeting of Shareholders on May 2, 2006, at 10:00 a.m., Eastern Time, at the Hyatt Regency Pittsburgh International Airport, Earhart Room, 1111 Airport Boulevard, Pittsburgh, Pennsylvania.

The enclosed Notice of Annual Meeting and the Proxy Statement describe the various matters to be acted upon during the meeting. In addition, there will be a report on the state of CONSOL Energy’s business and an opportunity for you to express your views on subjects related to CONSOL Energy Inc.’s operations.

You may vote your shares by completing and returning the enclosed proxy card. The proxy card describes your voting options in more detail. If you need assistance, please contact CONSOL Energy’s Investor Relations Office. Both our Annual Report to Shareholders and our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, accompany these enclosures.

The Annual Meeting gives us an opportunity to review results and discuss the steps taken to assure a strong performance in the future. We appreciate your ownership of CONSOL Energy Inc., and I hope you will be able to join us at this Annual Meeting.

Sincerely,

/S/    JOHN WHITMIRE

John Whitmire

Chairman of the Board

March 29, 2006

CONSOL Energy Inc.

1800 Washington Road

Pittsburgh, PA 15241-1405

Telephone (412) 831-4000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 2, 2006

Notice is hereby given that the Annual Meeting of Shareholders of CONSOL Energy Inc. will be held on May 2, 2006, at 10:00 a.m., Eastern Time, at the Hyatt Regency Pittsburgh International Airport, Earhart Room, 1111 Airport Boulevard, Pittsburgh, Pennsylvania for the following purposes:

1.	To elect directors to hold office in accordance with the Amended and Restated Bylaws of CONSOL Energy Inc.;

2.	To ratify the selection of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as the independent auditor of CONSOL Energy Inc. for the fiscal year ending December 31, 2006; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 7, 2006, as the record date for determining the shareholders entitled to notice of, and to vote at, the meeting and any adjournment thereof.

If you do not expect to attend the Annual Meeting in person, please complete, date and sign the enclosed proxy card and return it in the enclosed envelope, which requires no additional postage if mailed in the United States. Your prompt response will be helpful and your cooperation will be appreciated. If you attend the meeting, you may withdraw your proxy and vote in person, if you so choose.

/S/    P. JEROME RICHEY

P. Jerome Richey

Vice President, General Counsel and Secretary

March 29, 2006

YOUR VOTE IS IMPORTANT. PLEASE MARK, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. A RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE BE SURE TO COMPLETE AND RETURN EACH PROXY.

CONSOL Energy Inc.

PROXY STATEMENT

March 29, 2006

The enclosed proxy is being solicited by the Board of Directors of CONSOL Energy Inc. (“CONSOL Energy” or the “Corporation”) to be voted at the Annual Meeting of Shareholders to be held on May 2, 2006, at 10:00 a.m., Eastern Time, at the Hyatt Regency Pittsburgh International Airport, Earhart Room, 1111 Airport Boulevard, Pittsburgh, Pennsylvania.

The specific proposals to be considered, and voted upon, at the Annual Meeting are summarized in the Notice of Annual Meeting of Shareholders. Each proposal is described in more detail in this Proxy Statement.

Voting and Revocation of Proxies

The persons named as proxies on the accompanying proxy card have informed CONSOL Energy of their intention, if no contrary instructions are given, to vote the shares represented by such proxies in favor of the election as directors of CONSOL Energy of those persons nominated in this Proxy Statement to hold office in accordance with the Amended and Restated Bylaws of CONSOL Energy; in favor of the ratification of the selection of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as the independent auditor of CONSOL Energy for the fiscal year ending December 31, 2006; and, in accordance with their judgment, on any other matters which may properly come before the Annual Meeting. The Board of Directors does not know of any business to be brought before the Annual Meeting other than as indicated in the Notice.

Annual Report.    CONSOL Energy’s Annual Report to Shareholders and Annual Report on Form 10-K are being mailed to shareholders together with this Proxy Statement. This Proxy Statement will be mailed on or about March 29, 2006 to holders of record, as of March 7, 2006, of CONSOL Energy common stock.

Record Date and Vote Required for Approval.    The record date with respect to this solicitation is March 7, 2006. All holders of record of CONSOL Energy common stock as of the close of business on March 7, 2006 are entitled to vote at the Annual Meeting and any adjournment or postponement thereof. As of March 7, 2006, the Corporation had 91,650,352 shares of common stock outstanding. Each share of stock is entitled to one vote. Shareholders do not have cumulative voting rights.

The holders of a majority of the outstanding shares of the Corporation entitled to vote generally in the election of directors, represented in person or by proxy, will constitute a quorum at a meeting of shareholders, except in certain limited circumstances. Election of directors at all meetings of the shareholders at which directors are to be elected shall be by ballot, and, subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, the affirmative votes of a plurality of the votes cast thereat is required for the election of directors. Except as otherwise provided by law, the Certificate of Incorporation, or the Amended and Restated Bylaws, on all other matters, the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter is required for approval. Proxies received but marked as abstentions and broker non-votes will be counted for quorum purposes. With respect to the election of directors, abstentions and broker non-votes will not be counted in the calculation of the vote. With respect to the ratification of the selection of the independent auditor, abstentions and broker non-votes have the effect of negative votes.

The voting instruction form also serves as the voting instruction for the trustees who hold shares of record for participants in the CONSOL Energy Inc. Investment Plan for Salaried Employees. If voting instructions representing shares in this plan are not received, those shares will remain unvoted.

Revocation of Proxy.    A proxy may be revoked by a shareholder at any time prior to the time that the proxy is exercised by delivery to the Corporate Secretary of a notice of revocation or a properly executed proxy bearing a later date. If a proxy is properly executed and is not revoked by the shareholder, the shares it represents will be voted at the meeting in accordance with the instructions from the shareholder. If the proxy card is signed and returned without specifying choices, the shares will be voted in accordance with the recommendations of the Board of Directors. Attendance at the meeting without a request to revoke a proxy will not effectively revoke a previously executed and delivered proxy.

Proxy Solicitation.    All costs relating to the solicitation of proxies will be borne by CONSOL Energy. Georgeson Shareholder Communications Inc. has been retained by CONSOL Energy to aid in the solicitation of proxies, at an estimated cost of $7,000 plus reimbursement of out-of-pocket expenses. Proxies may also be solicited by officers, directors and employees personally, by mail, or by telephone, facsimile transmission or other electronic means. On request, CONSOL Energy will pay brokers and other persons holding shares of stock in their names or in those of their nominees for their reasonable expenses in sending soliciting material to, and seeking instructions from, their principals.

Secrecy in Voting.    As a matter of policy, proxies, ballots and voting tabulations that identify individual shareholders are held confidential by CONSOL Energy. Such documents are available for examination only by the inspectors of election and certain employees who assist in the tabulation of the vote. The identity of the vote of any shareholder is not disclosed except as may be necessary to meet legal requirements.

Attendance at the Meeting.    Subject to space availability, all shareholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration will begin at 9:00 a.m. Those who attend may be asked to present valid picture identification, such as a driver’s license or passport, and may be issued a ticket for admission to the meeting. Cameras, recording devices and other electronic devices will not be permitted at the meeting. Please also note that if shares are held in “street name” (that is, through a broker or other nominee), a copy of a brokerage statement reflecting stock ownership as of the record date must be provided during check-in at the registration desk at the Annual Meeting.

CONSOL Energy will provide to any shareholder, without charge and upon the written request of the shareholder, a copy (without exhibits, unless otherwise requested) of CONSOL Energy’s Annual Report on Form 10-K as filed with the United States Securities and Exchange Commission (the “SEC”) for CONSOL Energy’s fiscal year ended December 31, 2005. Any such request should be directed to CONSOL Energy Inc., Investor Relations Department, 1800 Washington Road, Pittsburgh, PA 15241-1405. Neither the Annual Report on Form 10-K nor the Annual Report to Shareholders is part of the proxy solicitation materials.

GENERAL INFORMATION

The Board of Directors and Its Committees

The Board of Directors.    The business and affairs of CONSOL Energy are under the direction of the Board of Directors. The Board of Directors is currently comprised of ten members. Those members are John Whitmire, James E. Altmeyer, Sr., William E. Davis, Raj K. Gupta, Patricia A. Hammick, David C. Hardesty, Jr., J. Brett Harvey, John T. Mills, William P. Powell, and Joseph T. Williams. Mr. Hardesty joined the Board of Directors on October 19, 2005 to fill the vacancy left after the resignation of Philip W. Baxter from the Board of Directors in August 2005. On March 9, 2006, the Board of Directors increased the number of members to serve on the Board of Directors from nine to ten. John T. Mills joined the Board of Directors on March 9, 2006 to fill the tenth seat of the Board of Directors. CONSOL Energy does not have a policy regarding directors’ attendance at the Annual Meeting of Shareholders; however, directors are encouraged to attend. All of the members of the Board of Directors as of the 2005 Annual Meeting of Shareholders attended the 2005 meeting.

The Board of Directors has four standing Committees: Audit, Compensation, Nominating and Corporate Governance, and Finance. Current charters for each committee are available on the Corporate Governance section of CONSOL Energy’s website at www.consolenergy.com. Actions taken by such Committees are reported to the full Board of Directors. On March 9, 2006, the Board of Directors determined that all members of each of the Audit, Compensation and Nominating and Corporate Governance Committees are independent under the rules of the New York Stock Exchange.

Audit Committee.    The Audit Committee, which currently consists of four directors, is responsible for providing assistance to the Board of Directors in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, financial reporting, internal control and compliance functions of the Corporation and its subsidiaries. The Audit Committee employs an independent registered public accounting firm to audit the financial statements of CONSOL Energy and its subsidiaries and perform other assigned duties. Further, the Audit Committee provides general oversight with respect to the accounting principles employed in financial reporting and the adequacy of CONSOL Energy’s internal controls. In discharging its responsibilities, the Audit Committee is entitled to rely on the reports, findings and representations of the Corporation’s auditors, legal counsel, and responsible officers. The Board of Directors has determined that all members are financially literate within the meaning of SEC rules and under the current listing standards of the New York Stock Exchange.

Compensation Committee.    The Compensation Committee, which currently consists of four directors, is responsible for establishing executive compensation policies consistent with corporate objectives and shareholder interests. The Committee recommends to the Board of Directors levels of compensation for the Chief Executive Officer and determines and approves with the Chief Executive Officer the compensation of other executive officers, including salary, variable compensation and long-term incentives, and may recommend, where it deems appropriate, approval by the Board of Directors of such amounts and any adjustments thereto. The Compensation Committee also takes action regarding incentive and equity-based plans and programs, any appropriate employment contracts, special retirement benefits, severance, change in control arrangements, or similar plans and is responsible for their oversight or administration. Prior to Mr. Mills replacing Mr. Hardesty on the Compensation Committee, the Compensation Committee also maintained an ad-hoc subcommittee of its members, comprised of Messrs. Powell and Altmeyer and Ms. Hammick, to act on certain matters related to the issuance of equity incentive awards of the Corporation.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee, which currently consists of four directors, is responsible for recommending to the Board of Directors nominees for election as directors at the Annual Meeting of Shareholders or appointment as directors in the event of any vacancy, generally monitoring CONSOL Energy’s corporate governance system and performing any other functions or duties deemed appropriate by the Board of Directors. In making director recommendations, the

Nominating and Corporate Governance Committee will consider nominations submitted by shareholders. Please see the information under the caption “Shareholder Proposals” in this Proxy Statement for more information on submitting director nominations.

The Nominating and Corporate Governance Committee is responsible for reviewing with the Board of Directors the size, function, and needs of the Board of Directors and, in doing so, takes into account that the Board of Directors as a whole will have competency in the following areas:

•	Industry Knowledge

•	Accounting and Finance

•	Business Judgment

•	Management

•	Leadership

•	International Markets

•	Business Strategy

•	Crisis Management

•	Corporate Governance

•	Risk Management

The Board of Directors also seeks members from diverse backgrounds so that the Board of Directors consists of members with a broad spectrum of experience and expertise and with a reputation for integrity. Directors should have experience in positions with a high degree of responsibility, have leadership experience in the companies or institutions with which they are or have been affiliated, and shall be selected based upon contributions that they can make to CONSOL Energy. The Nominating and Corporate Governance Committee also (1) determines what types of backgrounds, skills, and attributes of Board members are needed to help strengthen and balance the Board of Directors, taking into account the competencies described above, (2) actively seeks individuals qualified to become members of the Board of Directors, (3) maintains an active file of suitable candidates for consideration as nominees to the Board of Directors, and (4) evaluates and recommends to the Board of Directors the slate of nominees for directors to be elected by the shareholders at CONSOL Energy’s next Annual Meeting of shareholders and, where applicable, fills vacancies. Recommendations by the committee include a review by the committee of the contribution of fellow directors, as well as the qualifications of new nominees. Mr. Hardesty, who joined the Board of Directors in October 2005, was initially selected as a director nominee upon the recommendation of an existing non-management director. Mr. Mills, who joined the Board of Directors in March 2006, was initially recommended as a candidate by Russel Reynolds Associates, Inc. In 2005, Russell Reynolds Associates, Inc. was retained to assist the Board of Directors in identifying and selecting candidates for service on the Corporation’s Board of Directors.

The Nominating and Corporate Governance Committee also oversees the annual evaluation of the Board of Directors and the board committees and delivers reports to the Board of Directors setting forth the results of such evaluations. The Nominating and Corporate Governance Committee also monitors director performance throughout the year (noting particularly any directors who have had a change in their primary job responsibilities or who have assumed additional directorships since their last assessment). The Nominating and Corporate Governance Committee also annually reviews and assesses the performance of the Committee and delivers a report to the Board of Directors setting forth the results of its evaluation. In conducting this review, the Nominating and Corporate Governance Committee addresses matters that it considers relevant to its performance, including, at a minimum, the adequacy, appropriateness and quality of the information and recommendations presented to the Board of Directors, the manner in which they were discussed or debated, and whether the number and length of meetings of the Nominating and Corporate Governance Committee were adequate for the committee to complete its work in a thorough and thoughtful manner.

Finance Committee.    The Finance Committee, which currently consists of four directors, is responsible for monitoring and providing advice and counsel to the Board of Directors and the management of the Corporation regarding the Corporation’s asset mix, potential mergers and acquisitions, capital structure and policies, financial position and policies, financing activities, compliance with debt covenants, dividend policies and material investments and contracts. No member of this committee may be an officer or employee of CONSOL Energy or any of its subsidiaries.

Membership and Meetings of the Board of Directors and Its Committees.    All of the incumbent directors attended no fewer than 86% of the aggregate of (1) the total number of meetings held by the Board of Directors (held during the period for which he or she was a director during 2005) and (2) the total number of meetings held by all committees of the Board of Directors on which he or she served (during the period that he or she served).

Current committee membership and the number of meetings of the full Board of Directors and its committees are shown in the following table:

	Board of Directors	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Finance Committee
John Whitmire(1)	Chair

James E. Altmeyer, Sr.	Member	Member	Member

William E. Davis	Member	Member		Chair

Raj K. Gupta(2)	Member	Chair			Member

Patricia A. Hammick	Member		Member	Member

David C. Hardesty, Jr.	Member			Member	Member

J. Brett Harvey	Member

William P. Powell	Member		Chair		Member

Joseph T. Williams	Member			Member	Chair

John T. Mills	Member	Member	Member

Number of 2005 Meetings	21(3)	14	9	8	14

(1)	Mr. Whitmire serves ex officio, meaning, as Chairman of the Board of Directors of CONSOL Energy, he attends and participates in meetings of the committees of the Board of Directors but is not a voting member of such committees.
(2)	The Board of Directors has determined that Mr. Gupta is independent and qualifies as the “audit committee financial expert” within the meaning of SEC regulations.
(3)	Of the 21 Board of Directors meetings, 6 were “Regularly Scheduled” and 15 were “Special Meetings”.

During 2005, the non-management directors held 4 executive sessions of the Board of Directors. The presiding director for these sessions was the Chairman of the Board of Directors.

Compensation of Directors.    Members of the Board of Directors who are employees of CONSOL Energy or any of its subsidiaries are not compensated for service on the Board of Directors or on any of its committees. Members of the Board of Directors, other than Mr. Whitmire, who are not employees of CONSOL Energy or any of its subsidiaries received the following compensation in 2005. Mr. Hardesty, upon joining the Board of Directors in October 2005, and Mr. Mills, upon joining the Board of Directors in March 2006, received the director compensation arrangement effective since August 17, 2005. Assuming that they are members of the Board of Directors at the upcoming Annual Meeting of Shareholders, Messrs. Hardesty and Mills, in addition to each of the other non-employee directors, will receive the annual equity award described under the table caption “Annual Equity Award” in connection with the meeting.

On October 19, 2005, the Board of Directors approved changes to the Director compensation package effective August 17, 2005, as set forth below. Prior to the Board of Directors approving these changes, two outside, independent consulting firms reviewed the compensation proposals and determined that they were consistent with the median of the market.

Element of Compensation	Director Compensation (January 1, 2005 through August 16, 2005)	Director Compensation* (August 17, 2005 through present)
Annual Retainer Fee:	$40,000	$40,000
Board Meeting Fee:	$2,000	$2,000
Committee Meeting Fee (excluding Audit Committee Meetings):	$1,000	$1,500
Audit Committee Meeting Fee:	$2,000	$2,500
Committee Chair Retainer (excluding Audit Committee Chair Retainer):	$5,000	$5,000
Audit Committee Chair Retainer:	$10,000	$10,000
Annual Equity Award:	2,500 stock options	$85,000 (divided into equal dollar amounts worth of stock options and restricted stock units)
Initial Election Equity Award:	4,000 stock options	$60,000 (stock options)
Stock Ownership Guidelines:	None	Directors must hold 5x annual retainer (after 5 years)

*	Approved by the Board of Directors on October 19, 2005.

Also on October 19, 2005, upon recommendation of the Compensation Committee, the Board of Directors approved an amendment to all currently outstanding unvested stock options held by non-employee directors to provide that such awards, to the extent unvested, will automatically vest upon a Change in Control (as such term is defined in the Corporation’s Equity Incentive Plan, as amended (the “Equity Plan”)). In addition, the Board of Directors authorized that, effective October 19, 2005, future equity awards, whether stock options or restricted stock units, granted to non-employee directors will also provide that all such awards will automatically vest, to the extent unvested, upon a Change in Control of the Corporation. The automatic vesting of stock options or restricted stock units granted to non-employee directors is consistent with the automatic vesting of stock options and restricted stock units granted to employees who have Change in Control Agreements.

Plans for Directors.

Directors Deferred Compensation Plan.    Effective June 30, 2005, the Board of Directors of CONSOL Energy amended the 1999 CONSOL Energy Inc. Directors Deferred Compensation Plan (the “Directors Compensation Plan”) to allow each participant’s earnings under the Plan to be based on the performance of certain authorized hypothetical investments that participants may periodically designate. These hypothetical investment options may include hypothetical investments in CONSOL Energy’s common stock. Previously, earnings under the Directors Compensation Plan were credited based upon an established interest rate calculation at the Moody’s Investor Services ten-year bond rate. In addition to the foregoing revisions, the Corporation is authorized to further amend the Directors Compensation Plan to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Directors Compensation Plan, which was effective on October 25, 1999, was adopted for the purpose of providing supplemental retirement benefits to members of the Board of Directors and as an inducement for continued service. The Directors Compensation Plan permits members of the Board of Directors to defer all or a portion of any Board of Director’s fees, such as the annual retainer, meeting fees or other amounts earned for services performed as a member of the Board of Directors. The Directors Compensation Plan is an unfunded and unsecured liability of CONSOL Energy, and benefits will be paid from CONSOL Energy’s general assets. Accordingly, participants are general unsecured creditors of the

Corporation with respect to the benefits. Currently, Mr. Whitmire is the only participant in the Directors Compensation Plan. Prior to the June 30, 2005 amendments, as a matter of conduct in the administration of the Directors Compensation Plan, the administrator permitted participants to designate the investment of their accounts among certain hypothetical investments. To reconcile this practice, the Board of Directors confirmed that value of Mr. Whitmire’s vested benefits under the Directors Compensation Plan as of June 30, 2005 was $826,799.32, subject to increases or decreases in accordance with the terms of the Directors Compensation Plan, as amended. The amount of such vested benefits equaled the value of the deferrals made by Mr. Whitmire under the Directors Compensation Plan after giving effect to the actual administration of the Directors Compensation Plan.

Directors’ Deferred Fee Plan.    Effective July 20, 2004, the Board of Directors of CONSOL Energy adopted the Directors’ Deferred Fee Plan (as amended, the “Directors Fee Plan”). The Directors Fee Plan was established to allow non-employee directors of the Corporation to defer payment of all or a portion of their cash annual board retainer and director meeting fees. Participation in the Directors Fee Plan is at the election of the particular director and, upon the Corporation receiving a deferral agreement from a director, the Corporation will establish an account on behalf of such person which will be credited with such deferred fees. Previously, the account of each participant was credited, on a quarterly basis, with interest based on the interest rate in effect on the last day of the applicable quarter. On February 21, 2006, the Board of Directors approved an amendment to the Directors Fee Plan which provides that a participant’s account will be adjusted by an amount equal to the amount that would have been earned (or lost) if amounts deferred under the plan had been invested in hypothetical investments designated by the participant based on a list of hypothetical investments provided by the plan administrator from time to time or, in the event that a participant fails to designate such hypothetical investments, the participant’s account shall earn interest pursuant to the Directors Fee Plan. These hypothetical investment options may include hypothetical investments in CONSOL Energy’s common stock. Earnings will be credited to the participant’s account quarterly. The amount payable to a director participant will be paid in cash as soon as administratively practicable after the earlier of: (1) the director’s termination of service as a Corporation director or (2) the date elected by such director which must be at least 2 years after the end of the plan year for which fees are deferred. The Directors Fee Plan is an unfunded and unsecured liability of the Corporation, and benefits will be paid from CONSOL Energy’s general assets. Accordingly, participants are general unsecured creditors of the Corporation with respect to the benefits. Currently, Mr. Gupta is the only participant in the Directors Fee Plan.

Deferred Stock Units under the Equity Plan.    The Board of Directors may grant deferred stock units to directors who are not employees of CONSOL Energy or any of its affiliates (“Eligible Directors”) in lieu of all or any portion of the annual retainer or meeting fees otherwise payable to the Eligible Directors. Under the terms of the Equity Plan, the Board of Directors may permit a director to elect to receive deferred stock units in lieu of all or any portion of the annual retainer or meeting fees otherwise payable to an Eligible Director in cash, or to defer receipt of shares or cash to be paid pursuant to deferred stock units. The deferred stock units have dividend equivalent rights. In 2004 and 2005, the Board of Directors permitted Mr. Gupta to elect to receive a portion of his annual retainer and meeting fees in deferred stock units. To date, the Board of Directors has granted 900 deferred stock units to Mr. Gupta.

Communication with Board of Directors.    Shareholders who wish to communicate with CONSOL Energy’s Board of Directors may do so by writing to the Board of Directors and should address their communications to the attention of the Corporate Secretary at CONSOL Energy Inc., 1800 Washington Road, Pittsburgh, PA 15241-1405. Shareholders may also communicate with CONSOL Energy’s Board of Directors via e-mail at directors@consolenergy.com. Information concerning communications with the Board of Directors also is contained on CONSOL Energy’s website at www.consolenergy.com. All communications are compiled by the Corporate Secretary of CONSOL Energy and submitted to the Board of Directors at the next regularly scheduled Board of Directors meeting.

Beneficial Ownership of Securities

The following table sets forth information with respect to beneficial ownership of the Corporation’s common stock by (1) beneficial owners of more than five percent of CONSOL Energy’s common stock as of December 31, 2005, based upon information filed with the SEC, and (2) each director and each nominee for director, each executive officer named in the Summary Compensation Table set forth below, and all directors and executive officers of the Corporation as a group, based on information known to the Corporation as of March 1, 2006. Unless otherwise indicated, the named person has the sole voting and dispositive powers with respect to shares of CONSOL Energy common stock set forth opposite such person’s name.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Capital Research and Management Company(2)	9,325,700	10.1
333 South Hope Street, 55th Floor
Los Angeles, CA 90071

FMR Corp(3)	8,580,480	9.284
82 Devonshire Street
Boston, MA 02109

The PNC Financial Services Group, Inc.(4)	4,715,489	5.1
One PNC Plaza
249 Fifth Avenue
Pittsburgh, PA 15222-2707

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Executive Officers and Directors

J. Brett Harvey(5)(6)	300,123	*

Ronald E. Smith(5)	217,272	*

Peter B. Lilly(5)	47,394	*

William J. Lyons(5)	54,451	*

Nicholas J. DeIuliis(5)	11,270	*

John Whitmire(5)	86,429	*

David C. Hardesty, Jr.(5)	715	*

Patricia A. Hammick(5)	10,666	*

Raj K. Gupta(5)(7)	6,129	*

William E. Davis(5)	5,666	*

Joseph T. Williams(5)	5,666	*

James E. Altmeyer, Sr.(5)(8)	6,232	*

William P. Powell(5)	4,666	*

John T. Mills(5)	8,000	*

All Directors and Executive Officers as a group(5) (19)	817,763	*

*	Indicates less than one percent (1%) ownership.
(1)	As of December 31, 2005, there were 92,525,412 shares of CONSOL Energy common stock outstanding.
(2)	Based on a Schedule 13G/A filed by Capital Research and Management Company with the SEC on February 10, 2006. Capital Research and Management Company, an investment adviser registered under

Section 203 of the Investment Advisers Act of 1940, is deemed to be the beneficial owner of 9,325,700 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

(3)	Based on a Schedule 13G filed by FMR Corp. with the SEC on February 14, 2006. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity, and the funds each has sole power to dispose of the 7,934,500 shares owned by the Funds. Fidelity Management Trust Company, 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 368,400 shares or 0.399% of the common stock outstanding of CONSOL Energy as a result of its serving as investment manager of the institutional account(s). Strategic Advisers, Inc., 82 Devonshire Street, Boston, MA 02109, a wholly-owned subsidiary of FMR Corp., and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, provides investment advisory services to individuals. As such, FMR Corp.’s beneficial ownership includes 480 shares, or 0.001%, of the common stock outstanding of CONSOL Energy Inc., beneficially owned through Strategic Advisers, Inc. Fidelity International Limited (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL, which is a qualified institution under section 240.13d-1(b)(1) pursuant to an SEC No-Action letter dated October 5, 2000, is the beneficial owner of 277,100 shares or 0.300% of the common stock outstanding of CONSOL Energy.
(4)	Based on a Schedule 13G filed by The PNC Financial Services Group, Inc. PNC Bancorp, Inc.; PNC Bank, National Association; BlackRock Advisors, Inc.; BlackRock Capital Management, Inc.; BlackRock Financial Management, Inc.; and State Street Research & Management Company with the SEC on February 14, 2006. The PNC Financial Service Group, Inc. has sole voting power over 4,715,489 shares and shared dispositive power over 4,400 shares.
(5)	Includes shares issuable pursuant to options that are currently exercisable (or may become exercisable on or before May 1, 2006) as follows: Mr. Harvey, 273,784; Mr. Smith, 208,286; Mr. Lilly, 42,394; Mr. Lyons, 50,160; Mr. DeIuliis, 11,270; Mr. Whitmire, 9,293; Ms. Hammick, 10,666; Mr. Williams, 2,666; Mr. Altmeyer, 2,666; Mr. Davis, 2,666; Mr. Powell, 2,666; Mr. Gupta, 2,666, and for all directors and executive officers as a group, 665,641.
(6)	Includes 1,000 shares of common stock owned by Mr. Harvey’s spouse. Mr. Harvey disclaims beneficial ownership of such shares, and the inclusion of such shares shall not be an admission that the reporting person is the beneficial owner for purposes of Section 16 under the Securities Exchange Act of 1934.
(7)	Includes 582 Deferred Stock Units.
(8)	Includes 800 shares of common stock held in a trust established for the benefit of Mr. Altmeyer’s spouse. Mr. Altmeyer disclaims beneficial ownership of such shares, and the inclusion of such shares shall not be an admission that the reporting person is the beneficial owner for purposes of Section 16 under the Securities Exchange Act of 1934.

PROPOSALS FOR CONSIDERATION AT THE ANNUAL MEETING

PROPOSAL #1—NOMINATIONS FOR ELECTION OF DIRECTORS

The nominees for election as directors are identified as follows. Each director holds office until the next annual election of directors at the Annual Meeting of Shareholders and until the director’s successor is elected and qualified. All nominees are current members of the Board of Directors. If any nominee should for any reason become unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board of Directors may designate following recommendation by the Nominating and Corporate Governance Committee, or the Board of Directors may reduce the number of directors to eliminate the vacancy.

The following material contains information concerning the nominees, including their recent employment, positions with CONSOL Energy, other directorships, and age as of the mailing date of this Proxy Statement, which is on or about March 29, 2006.

John Whitmire, Chairman of the Board of Directors, age 65, has served as Chairman of the Board of Directors of CONSOL Energy since March 3, 1999. Mr. Whitmire currently serves ex officio on the Audit, Compensation, Finance and Nominating and Corporate Governance Committees. Prior to his election, Mr. Whitmire was the chairman of the board and chief executive officer of Union Texas Petroleum Holdings, Inc., a position that he held from January 1996 until September 1998 when Union Texas Petroleum was acquired by ARCO. Before joining Union Texas Petroleum, Mr. Whitmire served for more than 30 years in various executive capacities with Phillips Petroleum Company, including Executive Vice President—Exploration and Production and as a director from January 1994 to January 1996. Mr. Whitmire is a director of Global Santa Fe Corporation and El Paso Corporation, both New York Stock Exchange listed companies. Mr. Whitmire received a Bachelor of Science degree in Mechanical Engineering from New Mexico State University.

J. Brett Harvey, Director, age 55, has been President and Chief Executive Officer and a Director of CONSOL Energy since January 1998. He has been a director of CNX Gas Corporation, a subsidiary of CONSOL Energy (“CNX Gas”), since June 30, 2005, the date of its formation. Prior to joining CONSOL Energy, Mr. Harvey served as the President and Chief Executive Officer of PacifiCorp Energy Inc., a subsidiary of PacifiCorp, from March 1995 until January 1998. Mr. Harvey also was President and Chief Executive Officer of Interwest Mining Company from January 1993 to January 1998, and Vice President of PacifiCorp Fuels from November 1993 until January 1998. Mr. Harvey is a member of the National Mining Association, World Coal Institute, IEA Coal Industry Advisory Board, Waterways Council, Inc., member of the board of directors of the Bituminous Coal Operators’ Association, member of the executive committee and the board of the Center for Energy & Economic Development, member of the CEO Group of the Coal-Based Generation Stakeholders, Executive Advisory Board of the Virginia Coalfield Development Authority, National Coal Council, The Conservation Fund Corporate Counsel and Chairman of the Greater Pittsburgh Council of Boy Scouts of America. In December 2005, Mr. Harvey was elected to the Board of Directors of Barrick Gold Corporation, a company listed on the New York Stock Exchange and the Toronto Stock Exchange. He received a bachelor’s degree in Mining Engineering from the University of Utah.

James E. Altmeyer, Sr., Director, age 67, has been a Director of CONSOL Energy since November 2003 and a director of CNX Gas since June 30, 2005, the date of its formation. He currently serves as a member of the Audit and Compensation Committees. Mr. Altmeyer has been President and Chief Executive Officer of Altmeyer Funeral Homes, Inc. of West Virginia, Ohio, and Virginia since 1972. He also has been President of Altmeyer Realty, a real estate holding company, and of Martin-Steadfast Insurance Company since 1972. Since 1987, Mr. Altmeyer has served on the board of directors of WesBanco, Inc., a Nasdaq listed multi-state bank holding company with offices in Pennsylvania, West Virginia and Ohio, and currently serves on its audit committee. Mr. Altmeyer also serves as a member of the executive committee of the board of directors of Wheeling Hospital; President of the American Legion Home Corporation; Vice Chairman of the Chambers Foundation and, in April 2003, he was appointed to the Veterans Administration Advisory Committee for the National Cemetery

Administration and is a member of the board of directors of the General Douglas MacArthur Foundation. Mr. Altmeyer is a graduate of the U.S. Military Academy, West Point, New York and is a combat veteran of the Vietnam War where he was awarded numerous decorations including the Silver Star.

William E. Davis, Director, age 64, joined the Board of Directors in January 2004. He currently serves as Chairman of the Nominating and Corporate Governance Committee and as a member of the Audit Committee. Mr. Davis has been a director of Abitibi Consolidated Inc., a New York Stock Exchange and Toronto Stock Exchange listed company, since April 2003. Mr. Davis was the Chairman of the Board of Directors and Chief Executive Officer of Niagara Mohawk Power Corporation, an electricity and natural gas utility located in upstate New York from May 1993 to February 2002. Following the sale of Niagara Mohawk in February 2002 and until his retirement in April 2003, Mr. Davis served as Chairman of National Grid USA and as an executive director of National Grid (UK). Prior to joining Niagara Mohawk, from August 1984 to February 1990, Mr. Davis was Executive Deputy Commissioner of the New York State Energy Office. He currently serves on the Board of Trustees of Syracuse University, where he is a member of the executive committee, and on the Metropolitan Development Foundation of Central New York, where he serves as Chairman and Chief Executive Officer. Mr. Davis received an honorary Doctor of Science Degree from the State University of New York in 2004, a Master of Science Degree from The George Washington University in 1971 and a Bachelor of Science degree from the U. S. Naval Academy in 1964.

Raj K. Gupta, Director, age 63, has been a Director of CONSOL Energy since February 2004 and a director of CNX Gas since June 30, 2005, the date of its formation. He currently serves as Chairman of the Audit Committee and as a member of the Finance Committee. Currently an independent management consultant, from 1965 until his retirement in 2000, Mr. Gupta held various management positions with Phillips Petroleum Company, an international integrated oil and gas company now part of ConocoPhillips, including vice president of strategic planning, managing the company’s strategic planning, growth and globalization efforts in South America, China, the Middle East and the former Soviet Union. From 2000 to December 2004, he served on the board of directors of Yukos Oil Company, Moscow, Russia, chaired its compensation committee and was a member of its audit and finance committees. Since 2000, Mr. Gupta has been a member of the Advisory Council of the Industrial, Manufacturing and Systems Engineering at Kansas State University. He also serves on the advisory board of Preng & Associates in Houston. Mr. Gupta earned a master’s degree in Industrial Engineering and Management Science from Kansas State University and a Bachelor of Science degree in Mechanical Engineering with Honors from Birla Engineering College in India.

Patricia A. Hammick, Director, age 59, has served on the Board of Directors since June 2001. She currently serves on the Nominating and Corporate Governance and Compensation Committees. Mrs. Hammick was Senior Vice President and a member of the executive management committee of Columbia Energy Group from 1998 through 2000 and was Vice President, Corporate Strategic Planning, for Columbia Energy Group from 1997 to 1998. Prior to that, she served as the Chief Operations Officer for the National Gas Supply Association in Washington, D.C. from 1983 to 1996 and held a management position with Gulf Oil Exploration and Production Company from 1979 through 1983. She has also worked for the American Petroleum Institute, the Center for Naval Analysis and the Naval Weapons Center. Mrs. Hammick is currently lead independent director of Dynegy, Inc., a New York Stock Exchange listed company. She was an adjunct professor in graduate studies at The George Washington University from 2001-2003. She is a member of the Arthur Page Society and the National Association of Corporate Directors. Mrs. Hammick received a bachelor’s degree in Chemical Physics and Mathematics from Rice University in 1968, a master’s degree in Physics from the University of California in 1970, and her doctorate degree in Mathematical Statistics from The George Washington University in 1989. She has received additional management and executive education at The Wharton School’s Aresty Institute of Executive Education and Boston University’s Gulf Oil Management Institute.

David C. Hardesty, Jr., Director, age 60, joined the Board in October 2005. He currently serves as a member of the Nominating and Corporate Governance and Finance Committees. Mr. Hardesty has been President of West Virginia University (WVU) since 1995. In addition, Mr. Hardesty serves as the permanent chair of WVU’s affiliated research corporation, teaching hospital and the hospital’s parent health care system of hospitals. Mr. Hardesty is also a tenured law professor at the WVU College of Law, and a member of the American Bar Association, the West Virginia State Bar and State Bar Association, and the National Association of College and University Attorneys. Prior to his career in academia, Mr. Hardesty was an associate and partner in the law firm of Bowles Rice McDavid Graff & Love in Charleston, West Virginia, where he specialized in state and local taxation, corporate and banking law, and administrative law. He was appointed by the Governor of West Virginia as the State Tax Commissioner and served for three years from 1977 to 1980. He has served in the past on the West Virginia Energy Task Force and the West Virginia Science and Technology Council and was a chair of the West Virginia Tax Study Commission. He currently serves on the National Security Higher Education Advisory Board as well as various other boards and committees. He holds a bachelor of arts degree in political science from West Virginia University. Mr. Hardesty was a Rhodes Scholar at Oxford University where he earned his master of arts degree in philosophy, politics, and economics. Mr. Hardesty graduated from Harvard Law School with a J.D. (doctor of laws) degree.

John T. Mills, Director, age 58, joined the Board in March 2006. Mr. Mills currently serves as a member of the Audit Committee and the Compensation Committee. Since September 2004, Mr. Mills has served as the Chairman of the Board of Directors of Horizon Offshore, Inc., a marine construction company headquartered in Houston, Texas. Mr. Mills was the Chief Financial Officer of Marathon Oil Corporation from January 2002 until his retirement in December 2003. From September 1998 to January 2002, Mr. Mills served as Senior Vice President of Finance and Administration at Marathon Oil Company in Houston, Texas. Prior to that time, USX Corporation appointed Mr. Mills as its Director of Taxes and Energy in 1986 and its Vice President—Taxes in 1987, a position he held until September 1998. From 1976 to 1986, Mr. Mills held a number of management, tax-related positions at Marathon Oil Company, including Chief Tax Counsel in 1984. He began his professional career at Coopers & Lybrand (now PricewaterhouseCoopers, LLP) in 1973. He is a member of the Financial Executives Institute, the National Council of the Ohio State University College of Law Alumni Association and the Ohio Bar Association. Mr. Mills earned a Bachelor of Arts Degree in Economics from Ohio University in 1969, and a law degree from the Ohio State University in 1973.

William P. Powell, Director, age 50, has served on the Board of Directors since January 2004. He currently serves as Chairman of the Compensation Committee and as a member of the Finance Committee. Mr. Powell has been a managing director of Williams Street Advisors, a New York City-based investment banking advising boutique since May 2001. From 1998 to 2001, Mr. Powell served as Joint Global Head of the General Industrial Group of the Corporate Finance Department of UBS AG. Mr. Powell has been a director of Cytec Industries, a New York Stock Exchange listed company, where he chairs the governance committee and has served on the audit committee since 1993. Mr. Powell has also served on the board of directors of International Executive Service Corp since 1999. Mr. Powell received a Master of Business Administration degree from Duke University in 1980.

Joseph T. Williams, Director, age 68, has served on the Board of Directors since January 2004, is Chairman of the Finance Committee and a member of the Nominating and Corporate Governance Committee. Mr. Williams is a retired oil and natural gas industry executive who has held positions as chairman or Chief Executive Officer or both for NASDAQ, American, and New York Stock Exchange listed companies. Most recently, from October 2000 to December 2001, Mr. Williams served as Chairman of DevX Energy, Inc. From July 1998 to August 1999, Mr. Williams was the President and Chief Executive Officer of MCN Investment Corporation, a subsidiary of MCN Energy, Inc. Early in his career, Mr. Williams spent 18 years with Chevron Corp. where he held management positions with increasing responsibility in both domestic and international operations. His executive positions after leaving Chevron included assignments at Mitchell Energy and Development Corp., Lear Petroleum Corporation, and PG & E Resources Company where, as President and Chief Executive Officer, he oversaw the acquisition of several significant companies in building a mid-size independent oil and gas exploration and production company. He was a member of a number of industry organizations and was president of the Dallas Petroleum Club and chairman of the Dallas Wildcat Committee. He is currently a member of the Society of Petroleum Engineers and the 25 Year Club of the Petroleum Industry. Mr. Williams received a Bachelor of Science in Petroleum Engineering from the University of Texas in 1960.

Corporate Governance Web Page and Available Documents.    CONSOL Energy maintains a corporate governance page on its website at www.consolenergy.com that includes information about its corporate governance. The following documents are currently included on the website:

•	The CONSOL Energy Corporate Governance Guidelines;

•	The CONSOL Energy Code of Director Business Conduct and Ethics;

•	The CONSOL Energy Code of Employee Business Conduct and Ethics; and

•	The charters of the Audit, Nominating and Corporate Governance, Compensation, and Finance committees.

CONSOL Energy will also provide a printed copy of these documents if you contact the Investor Relations department in writing at CONSOL Energy Inc., 1800 Washington Road, Pittsburgh, Pennsylvania 15241-1405.

Determination of Director Independence.    The Board of Directors is required under the New York Stock Exchange rules to affirmatively determine the independence of each director and to disclose such determination in the proxy statement for each annual meeting of shareholders of CONSOL Energy. Pursuant to the Corporation’s Corporate Governance Guidelines, which are available on the Corporate Governance section of the Corporation’s website at www.consolenergy.com, the Board of Directors considered transactions and relationships between each director with CONSOL Energy (either directly or indirectly, including as a partner, shareholder or officer of an organization that has a relationship with the Corporation). The Board of Directors, at its meeting held on March 9, 2006, determined that all non-employee directors (i.e., all directors except J. Brett Harvey) are independent in accordance with New York Stock Exchange listing standards. Specifically with respect to the independence of Mr. Hardesty, the Board of Directors examined the relationship between CONSOL Energy, as a donor of West Virginia University, of which Mr. Hardesty is President, and its affiliates, and determined that all amounts were less than the $1 million/2% revenue materiality threshold under New York Stock Exchange listing standards. The Board of Directors reviewed all matters described under the captions “Compensation Committee Interlocks and Insider Participation” and “Certain Transactions” in this Proxy Statement with respect to Mr. Hardesty and determined that such transactions do not constitute a material relationship under NYSE Rule 303A.02 between CONSOL Energy and Mr. Hardesty.

Section 16(a) Beneficial Ownership Reporting Compliance.    CONSOL Energy’s directors and certain executive officers are required under Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership of CONSOL Energy common stock with the SEC and the New York Stock Exchange. The Corporation has undertaken a review of the Section 16(a) reports filed by the Corporation on behalf of its directors and executive officers during the last fiscal year. The review revealed that certain transactions were either not timely reported or not properly reported, and therefore, untimely. Since conducting the review, CONSOL Energy has developed new procedures to improve compliance on an ongoing basis. Based upon a review of filings with the SEC, written representations that no other reports were required, and on CONSOL Energy’s records, CONSOL Energy believes that during 2005, all Section 16(a) filing requirements applicable to its executive officers and directors were complied with, except for the following:

(A) Messrs. Harvey, Lilly, Lyons, Smith, DeIuliis and Richey, and Mr. Jack Holt, Senior Vice President—Mine Safety, each filed an untimely Form 4 on August 26, 2005 reporting accrued dividend equivalent rights on restricted stock units; (B) Messrs. Harvey, Lyons and Smith each filed an amended Form 4 on February 22, 2005 to correct the exercise prices of stock options; (C) Messrs. Lilly, Lyons and Richey each filed an amended Form 4 on August 10, 2005 to correct the number of options granted; (D) Messrs. Harvey and Smith each filed an amended Form 4 on August 25, 2005 to correct the number of options granted; (E) Mr. Lilly filed an amended Form 4 on February 22, 2005 to correct the exercise prices of stock options and include a late exercise-and-sale of stock options; (F) Mr. Smith filed an amended Form 4 on February 28, 2005 to correct the number of non-derivative securities owned; (G) Mr. DeIuliis filed an amended Form 4 on August 2, 2005 reporting the exercise and sale of stock options; (H) Mr. Richey filed an untimely Form 3 on April 6, 2005 which did not involve any transactions in CONSOL Energy stock but rather related to his election as an officer; (I) Mr. Holt filed an amended Form 4 on February 17, 2005 to correct the exercise prices and dates of stock options, an amended Form 4 on each February 18, 2005 and February 22, 2005 to correct the exercise prices of stock options, and an amended Form 4 on August 12, 2005 to correct the number of options granted; (J) Mr. Dennis Stanhagen, Senior Vice President—Land, filed an amended Form 3 on September 28, 2005 to correct the number of non-derivative securities owned; (K) Mr. Whitmire filed an untimely Form 4 on August 15, 2005 to report the acquisition and sale of securities, an untimely Form 4 on September 20, 2005 to report the sale of stock, and an amended Form 4 on January 21, 2005 to correct the exercise prices of stock options and the number of securities owned; and (L) Mr. Gupta filed an untimely Form 4 on February 7, 2005 reporting the grant of deferred stock units and an untimely Form 4 on each August 26, 2005 and November 29, 2005 reporting accrued dividend equivalent rights on restricted stock units.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE

“FOR” THE ABOVE-NAMED NOMINEES

FOR THE BOARD OF DIRECTORS

EXECUTIVE COMPENSATION AND STOCK OPTION INFORMATION

Compensation Committee Report on Executive Compensation.

The Compensation Committee (the “Committee”) of the Board of Directors is responsible for administering the Equity Plan and determining the compensation of executive officers and other key executives of CONSOL Energy; provided, however, that, (i) the Board of Directors approves the compensation of the Chief Executive Officer, and (ii) as of November 1, 2005, the Board of Directors of CNX Gas, a publicly-traded subsidiary of the Corporation, formed a compensation committee to determine such matters with respect to CNX Gas. The following is the Committee’s report to shareholders on the Corporation’s executive compensation policies with respect to compensation reported for the fiscal year ended December 31, 2005.

Key Compensation-Related Responsibilities of the Committee

•	To establish and periodically review CONSOL Energy’s compensation philosophy and the adequacy of compensation plans and programs for directors, executive officers and other employees;

•	To establish compensation arrangements and incentive goals for executive officers and to administer compensation plans;

•	To review the performance of the executive officers and award incentive compensation and adjust compensation arrangements as appropriate based upon performance;

•	To review and monitor management development and succession plans and activities; and

•	To prepare the report on executive compensation for inclusion in CONSOL Energy’s annual proxy statement in accordance with SEC rules and regulations.

For a more detailed overview of the Committee’s role and responsibilities, please see the Committee charter at www.consolenergy.com

How the Committee Functions

•	The Committee uses compensation data from external sources for a peer group of selected mining and energy companies which compete in markets served by the Corporation (“Peer Group”), as well as national surveys in which the Corporation matches similar industries and similar revenue (“Survey Data”). The Peer Group and Survey Data are used by the Committee as a primary basis for performance and compensation comparison purposes when making key compensation-related decisions.

•	The Committee has been assisted by:

➢	The Corporation’s internal support staffs; and

➢	Independent consulting firms retained by the Corporation and the Committee.

Purposes of The Corporation’s Executive Compensation Program

•	To promote the achievement by the Corporation of annual and long-term performance objectives which tie an executive officer’s compensation to the Corporation’s performance (financial, non-financial, and market performance);

•	To attract, motivate and retain executive officers who can make significant contributions to the Corporation’s long-term success; and

•	To align the interests of executive officers with those of shareholders.

The Primary Components of the Corporation’s Executive Compensation Programs are Base Salary, Short-Term Incentive Awards, and Long-Term Incentive Awards

For the fiscal year ended December 31, 2005, the Committee’s activity focused on the key elements of the total direct compensation program for executive officers, which included primarily base pay, short-term incentive compensation under the Short-Term Incentive Compensation Plan (the “Short-Term Plan”), and long-term incentives granted under the Equity Plan. It is the philosophy of the Board of Directors generally to set base salary and annual incentive awards at approximately the median range of salaries and bonuses paid by the Peer Group, in the case of Messrs. Harvey, Lilly and Lyons, and on Survey Data, in the case of the Corporation’s other executives. Through the use of long-term compensation, such as equity, executive officers have the opportunity to receive total compensation, including base salary, annual incentive awards and long-term incentives, above the median range of the Peer Group and the Survey Data.

Base Salary of Executives

•	As stated above, base salaries are generally targeted at the middle of the competitive marketplace (the “median”) based on a review of the Peer Group, in the case of Messrs. Harvey, Lilly and Lyons, and the Survey Data, in the case of the Corporation’s other executives.

•	The “market rate” for an executive position is determined through an assessment by the Corporation’s human resources personnel and independent consulting firms and then is submitted to the Chief Executive Officer for further review (except in the case of the Chief Executive Officer’s compensation). This assessment considers relevant industry salary practices, the position’s complexity and level of responsibility, its importance to the Corporation in relation to other executive positions, and the competitiveness of an executive’s total compensation.

•	The Committee reviews the above-described assessment and then approves the base salaries of the Corporation’s executive officers. In the case of the Chief Executive Officer, the Committee also submits its decision to the independent directors of the Board for review and ratification.

Short-Term Plan Awards for Executives and Other Eligible Employees

The Short-Term Plan provides annual awards to eligible executives and other eligible employees who receive cash payments when: (i) individual performance targets are met and (ii) the Corporation and applicable business unit targets are achieved. The Short-Term Plan is designed to deliver greater cash awards when business is successful and pays less when business falls short of the established targets.

The Short-Term Plan is designed to give the Committee the flexibility to make annual incentive awards that are comparable to those found in the marketplace in which the Corporation competes for executive and other employee talent.

The Incentive Awards under the Short-Term Plan are calculated as follows:

•	Each year, the Committee sets a minimum net income threshold for the Corporation. The minimum net income threshold for the Corporation is based upon an annual budget developed by management that the

Board of Directors then reviews and approves. In years when the Corporation’s minimum net income threshold is not achieved, the Short-Term Plan does not pay an annual award to eligible participants;

•	The identity of the positions eligible to participate in the Short-Term Plan is established;

•	The size of the compensation pool for the year, based upon financial information supplied by the Corporation’s officers, is computed and certified; and

•	The amount of the authorized incentive award to be paid to each participant in the Short-Term Plan is based on:

➢	the market-based target established for each participant’s position; and

➢	an assessment of an individual participant’s performance and that of the Corporation or specified business units against certain criteria, and a subjective evaluation of performance based on certain criteria in accordance with the below formula.

Base salary/wage as of December 31	X	Incentive compensation opportunity %	X	Annual incentive compensation award factor	=	Annual award payment

For the fiscal year ended December 31, 2005, the minimum net income threshold set under the Short-Term Plan was achieved and annual incentive awards were made to the Chief Executive Officer and other executive officers. The total amount of the annual cash awards made to the Corporation’s executive officers was $4,953,868 and to all eligible participants was $26,502,209 for fiscal year 2005. In October 2005, the Short-Term Plan, as approved by the Compensation Committee, stated that the “Annual Incentive Compensation Award Factor” was based on attainment of three performance targets which are weighted equally and measured independently: CONSOL companies, business unit, and individual goals. At its February 20, 2006 meeting, for 2006, the Compensation Committee refined the definition of “Annual Incentive Compensation Award Factor” to be limited to two factors, weighted equally: the Corporation’s performance and individual goals.

Long-Term Incentive Awards for Directors, Executives and Other Employees

The Equity Plan is designed to promote the interests of CONSOL Energy and its shareholders by: (i) attracting and retaining eligible directors, executives and other key employees; (ii) motivating such individuals by means of performance—related incentives to achieve any long-range performance goals; and (iii) enabling such individuals to participate in the long-term growth and financial success of the Corporation. The Committee has the authority to determine the participants to whom awards shall be granted. The awards can be made in the form of stock options, restricted stock units, performance awards and other stock-based awards.

The following awards were granted for 2005:

•	Chairman of the Board of Directors: 550 shares of common stock underlying options.

•	Directors: 20,054 shares of common stock underlying options with a 3-year vesting. Effective August 17, 2005, the Board of Directors approved certain changes to Directors’ compensation as described in the section above entitled “Compensation of Directors.”

•	Executives: 483,904 shares of common stock underlying options and 94,700 restricted stock units granted with a 4-year vesting.

•	All employees: 375,000 options granted with 6-month vesting.

Special Discretionary Increases to Compensation

The Committee makes special discretionary increases to the base salary, short-term incentive awards, and long-term incentive awards of employees in light of extraordinary developments or occurrences in the Corporation’s business.

Such extraordinary developments or occurrences include various transactions relative to CNX Gas. In 2005, CONSOL Energy contributed or leased substantially all of the assets of its gas business, including all of the Corporation’s rights to coalbed methane associated with 4.5 billion tons of coal reserves owned or controlled by CONSOL Energy, as well as all of its rights to conventional gas to CNX Gas, its wholly owned subsidiary at the time. In exchange for the contribution of assets, CONSOL Energy received approximately 122.9 million shares of CNX Gas common stock. CONSOL Energy entered into various agreements with CNX Gas that define various operating and service relationships between the two companies. In August 2005, CNX Gas entered into an agreement to sell approximately 24.3 million shares in a private transaction and granted a 30-day option to purchase an additional 3.6 million shares. In August 2005, CNX Gas closed on the sale of all 27.9 million shares, and in August 2005, a Registration Statement on Form S-1 was filed with the SEC with respect to those shares. The Registration Statement was declared effective on January 18, 2006. The proceeds (approximately $420,167,000 including proceeds from the sale of the additional 3.6 million shares) were used to pay a special dividend to CONSOL Energy. The gain recognized on this transaction was $327,326,000.

In light of the above-described transaction, and the additional duties and responsibilities assumed by CONSOL Energy’s executives and the organizational changes therefrom, the Committee approved increases to the compensation of certain executives, including base salary and annual incentive awards. The Committee agreed that executives of CNX Gas would receive CNX Gas securities and executives of CONSOL Energy would receive CONSOL Energy securities. As a result of the successful completion of the CNX Gas transaction, (i) the Committee granted to certain employees of CONSOL Energy one-time discretionary bonuses that were separate and apart from the Short-Term Incentive Plan and (ii) the Board of Directors of CNX Gas granted employees of CNX Gas, including CNX Gas’ executive officers, equity incentive awards under CNX Gas equity plan.

Chief Executive Officer Compensation, including (1) Base Salary, (2) Short-Term Incentive Awards, and (3) Long-Term Incentive Awards

In determining Mr. Harvey’s compensation, the Committee and the Board of Directors based their decisions with respect to Mr. Harvey’s base salary, short-term and long-term incentive awards in accordance with the principles outlined above. The Committee also considered Mr. Harvey’s leadership, decision-making skills, experience, knowledge, communication with the Board of Directors and strategic recommendations, as well as the Corporation’s positioning for future performance and the additional responsibilities and duties assumed by Mr. Harvey in connection with the CNX Gas transaction and his position as a director on its board of directors. Although the Committee and the Board of Directors considered all of the factors described herein, the Committee and the Board of Directors, in determining Mr. Harvey’s 2005 compensation, placed equal weight upon the Corporation’s 2005 financial performance, the performance of the business units, and individual performance.

(1) Chief Executive Officer Base Salary

•	On June 3, 2005, the Corporation entered into an employment agreement with Mr. Harvey as more fully described under “Employment Agreements.” Under this agreement, Mr. Harvey’s base salary was increased from $700,000 to $850,000 effective April 22, 2005 and, effective August 16, 2005, his base salary was further increased to $915,000. Primarily, in light of his additional duties and responsibilities in connection with CNX Gas, the Committee and the Board of Directors approved increases to Mr. Harvey’s base salary to more closely align his base salary with similarly situated executives in the Peer Group and based on Survey Data. Please see “Employment Agreements” herein for additional information regarding this agreement.

(2) Chief Executive Officer Annual Incentive Awards

•	Before arriving at its final decision regarding the amount of Mr. Harvey’s annual incentive award, the Committee independently confirmed that the Corporation’s compensation program is consistent with marketplace practices linking pay for performance; and

•	For the fiscal year ended December 31, 2005, Mr. Harvey received $1,722,671 under the Short-Term Plan.

•	In addition, the Committee and the Board of Directors approved a cash bonus to Mr. Harvey in the aggregate amount of $75,000 for his service and performance with respect to the above-described transaction with CNX Gas.

(3) Chief Executive Officer Long-Term Incentive Awards

•	The Committee recognized the Corporation’s common stock performance; and

•	Under the Equity Plan, on May 3, 2005, Mr. Harvey was granted 60,368 stock options with a 4-year vesting, 100 stock options with a 6-month vesting and 22,396 restricted stock units with a 4-year vesting.

•	In addition, Mr. Harvey was granted an opportunity to receive a performance award in an amount not to exceed $1,019,000 (payable in options and restricted stock units) provided that certain pre-determined CONSOL Energy performance goals were met for the year ended December 31, 2005. The receipt of the award was conditioned upon the Corporation’s net income exceeding a certain target amount for the year ended December 31, 2005. The Corporation’s net income for the year ended December 31, 2005 did exceed the targeted amount and, on February 20, 2006, the Committee approved, and on February 21, 2006, the Board approved, the grant of 21,177 options to purchase the Corporation’s common stock and 7,771 restricted stock units to Mr. Harvey, effective February 24, 2006 with an aggregate dollar value of $1,019,000.

Deductibility of Compensation

Under Section 162(m) of the Code, CONSOL Energy and its subsidiaries may not deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to CONSOL Energy’s Chief Executive Officer or to each of the named executive officers unless the compensation meets specific criteria for performance-based compensation. As discussed in this report, the Committee intends to provide compensation that is both market and performance-based. Awards under the Short-Term Plan do not meet the criteria of being performance-based awards under Section 162(m) of the Code, and, therefore, would not qualify for deduction. Certain awards under the Equity Plan, such as stock options, qualify for deduction under Section 162(m) of the Code, however, other types of awards such as time-based restricted stock units, do not qualify as deductible under Section 162(m) of the Code. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Corporation’s overall compensation philosophy. The Committee reserves the right to approve non-deductible compensation if the Committee believes it is in the best interests of the shareholders.

Conclusion

Based upon its review of the Corporation’s executive compensation program, the Committee has concluded that the program’s basic structure is appropriate, competitive and effective to serve the purposes for which it was established.

MEMBERS OF THE COMMITTEE:

William P. Powell, Chair

James E. Altmeyer, Sr.

Patricia A. Hammick

John T. Mills

Executive Compensation.

The following table discloses the compensation for Mr. Harvey, the Corporation’s President and Chief Executive Officer, and the other four most highly compensated executive officers of CONSOL Energy or its subsidiaries who were serving as executive officers at the fiscal year ended December 31, 2005 and whose annual salary plus bonus exceeded $100,000 (the “named executive officers”).

SUMMARY COMPENSATION TABLE

						Long Term Compensation
	Annual Compensation					Awards				Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)(2)		Restricted Stock Award ($)(3)		Securities Underlying Options/SARs (#)		All Other Compensation ($)(4)
J. Brett Harvey	2005	826,346	1,797,671	14,759	(5)	1,535,979	(6)	81,645	(14)	12,600
President and Chief	2004	696,923	1,023,750	5,177	(5)	1,376,174	(7)	66,870		12,300
Executive Officer	2003	586,154	—	17,348	(5)	—		120,100		11,769

Peter B. Lilly	2005	493,269	650,000	4,416	(8)	352,534	(6)	20,835		112,600	(9)
Chief Operating Officer—	2004	447,846	575,000	11,462	(8)	821,364	(7)	44,290		112,300	(9)
Coal	2003	371,231	—	52,602	(8)	—		80,100		111,769	(9)

Ronald E. Smith	2005	373,846	620,250	5,814	(10)	317,317	(6)	18,762		12,600
Executive Vice President and								266,667	(13)
Chief Operating Officer—	2004	358,322	460,000	3,612	(10)	567,891	(7)	39,875		12,300
CNX Gas Corporation	2003	298,411	—	—		—		65,100		11,769

William J. Lyons	2005	377,865	565,000	3,865	(11)	188,870	(6)	11,208		12,600
Chief Financial Officer	2004	330,808	475,000	3,218	(11)	413,561	(7)	20,620		12,300
	2003	219,808	—	—		—		25,100		11,769

Nicholas J. DeIuliis	2005	324,231	950,000	1,879	(12)	93,093	(6)	5,580		12,600
Chief Executive Officer and President—CNX Gas Corporation	2004	232,713	300,000	5,915	(12)	342,705	(7)	281,481 11,780	(13)	12,050

(1)	In the case of each of Messrs. Harvey, Lilly, Smith, Lyons and DeIuliis, bonuses for 2005 represent amounts earned in 2005, regardless of when paid. With respect to Mr. Harvey, the bonus consists of a short-term incentive bonus of $1,722,671, and $75,000 for efforts in connection with the CNX Gas transaction, which was paid by CONSOL Energy. With respect to Mr. Smith, the bonus consists of a short-term incentive bonus of $470,250 and $150,000 for efforts in connection with the CNX Gas transaction, which was paid by CONSOL Energy. In the case of Mr. Lyons, the bonus consists of a short-term incentive bonus of $490,000 and $75,000 for efforts in connection with the CNX Gas transaction, which was paid by CONSOL Energy. In the case of Mr. DeIuliis, the bonus consists of a short-term incentive bonus of $700,000 and $250,000 for efforts in connection with the CNX Gas transaction, which was paid by CONSOL Energy.
(2)	Except as indicated, certain other annual compensation in the form of perquisites and other total personal benefits has been omitted because it accounted for the lesser of $50,000 or 10% of the total salary and bonus for each executive officer named above for the period reported. Perquisites and other personal benefits include payments for transfer assistance, travel expense, vehicle allowance, financial planning assistance, use of corporate aircraft and country club membership fees.
(3)	At the close of business on December 31, 2005, the following named executive officers held the following amounts of unvested restricted stock units: Mr. Harvey: 54,141 restricted stock units valued at $3,528,910; Mr. Lilly: 26,690 restricted stock units valued at $1,739,654; Mr. Smith: 20,273 restricted stock units valued at $1,321,394; Mr. Lyons: 13,649 restricted stock units valued at $889,641; and Mr. DeIuliis: 9,801 restricted stock units valued at $638,829. The foregoing values were calculated by multiplying the closing market price of the common stock on December 31, 2005 by the number of unvested restricted stock units held by such executive. The restricted stock units have dividend equivalent rights, and the restricted stock unit awards provide that if dividends are declared on the Corporation’s stock, the dividends will be deemed to have been paid on the shares underlying the award, and reinvested in the Corporation’s stock. Further, Mr. Harvey received 7,771 restricted stock units valued at $509,544 effective as February 24, 2006.

(4)	With the exception of Mr. Lilly, all amounts represent matching contributions to CONSOL Energy’s 401(k) Plan.
(5)	Includes (a) for 2005, $14,759 tax reimbursement for country club membership, financial planning and air travel; (b) for 2004, $5,177 tax reimbursement for country club membership, financial planning and air travel; and (c) for 2003, $17,348 tax reimbursement for country club membership, financial planning and air travel.
(6)	For Mr. Harvey, consists of grants of 22,559 (including 163 dividend equivalent rights granted since May 27, 2005) and 7,771 shares of 4-year vesting restricted stock units, and for Messrs. Lilly, Smith, Lyons and DeIuliis, consists of grants of 7,748, 6,974, 4,151 and 2,046 shares of 4-year vesting restricted stock units, respectively, each valued at the closing market price of the Corporation’s common stock as of the grant date.
(7)	Consists of grants of 27,324, 15,179, 8,095, 8,095 and 8,095 shares of 3-year vesting restricted stock units given as a Special Recognition Award to Messrs. Harvey, Lilly, Smith, Lyons and DeIuliis, respectively, each valued at the market price as of the grant date; and grants of 17,386, 11,506, 10,355, 5,341, and 3,039 shares of 4-year vesting restricted stock units to Messrs. Harvey, Lilly, Smith, Lyons and DeIuliis, respectively, each valued at the closing market price of the Corporation’s common stock as of the grant date.
(8)	Includes (a) in 2005, $4,416 tax reimbursement for country club membership, financial planning, safety award and air travel; (b) in 2004, $11,462 tax reimbursement for country club membership, financial planning, safety award and air travel; and (c) in 2003, $11,297 tax reimbursement for country club membership, transfer assistance, furniture rental and air travel and $13,535 for vehicle allowance.
(9)	For each of 2005, 2004 and 2003, includes $100,000 paid in connection with Mr. Lilly’s employment with the Corporation, which is more fully described under the caption “Employment Agreements,” and $12,600, $12,300, and $11,769, respectively, of matching contributions to CONSOL Energy’s 401(k) Plan.
(10)	Includes (a) in 2005, $5,814 tax reimbursement for financial planning and air travel; and (b) in 2004, $3,612 tax reimbursement for financial planning and air travel.
(11)	Includes (a) in 2005, $3,865 tax reimbursement for financial planning; and (b) in 2004, $3,218 tax reimbursement for financial planning.
(12)	Includes (a) in 2005, $1,879 tax reimbursement for financial planning; and (b) in 2004, $5,915 tax reimbursement for financial planning.
(13)	Represents options, which are not currently exercisable, to purchase shares of CNX Gas Corporation common stock, which were granted under the CNX Gas Corporation Equity Incentive Plan.
(14)	Consists of grants of options to purchase 60,468 shares and 21,177 shares.

Stock Option Grants for CONSOL Energy and CNX Gas.

CONSOL Energy Stock Option Grants.    In 2005, the Board of Directors of CONSOL Energy granted to eligible employees nonqualified stock options to acquire: (i) an aggregate of 856,437 shares of common stock at an exercise price equal to $45.50 per share; (ii) 1,778 shares of common stock at an exercise price of $52.01 per share; and (iii) 689 shares of common stock at an exercise price of $69.20 per share.

The following table sets forth the individual grants of stock options exercisable for common stock of CONSOL Energy made to Mr. Harvey and the other named executive officers of CONSOL Energy or its subsidiaries during the twelve months ended December 31, 2005, and in the case of Mr. Harvey, also on February 24, 2006. There were no stock appreciation rights granted during the twelve months ended December 31, 2005.

Option/SAR Grants in Last Fiscal Year by CONSOL Energy

Name	Number of Securities Underlying Options/SARs Granted (#)		% of Total Options/SARs Granted to Employees In Fiscal Year(2)	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($)
						5%	10%
J. Brett Harvey	60,468		7.04	45.50	2015	1,730,274	4,384,854
	21,177	(1)	—	65.57	2016	873,268	2,213,032
Peter B. Lilly	20,835		2.43	45.50	2015	596,187	1,510,856
Ronald E. Smith	18,762		2.18	45.50	2015	536,869	1,360,532
William J. Lyons	11,208		1.30	45.50	2015	320,714	812,751
Nicholas J. DeIuliis	5,580.65			45.50	2015	159,670	404,635

(1)	Grant was made on February 24, 2006
(2)	Because the grant of 21,177 options to Mr. Harvey was not effective until after the fiscal year ended December 31, 2005 (the “2006 Grant”), this column regarding percentages of total options granted to employees in fiscal year 2005 has not been adjusted to reflect the 2006 Grant.

CNX Gas Stock Option Grants.    The following table sets forth the individual grants of stock options exercisable for common stock of CNX Gas made to Messrs. DeIuliis and Smith from CNX Gas from the time of its formation on June 30, 2005 through December 31, 2005. There were no stock appreciation rights granted from the time of its formation on June 30, 2005 through December 31, 2005.

Option/SAR Grants in Last Fiscal Year by CNX Gas Corporation

Name	Number of Securities Underlying Options/SARs Granted	% of Total Options/SARs Granted to Employees In Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($)
					5%	10%
Nicholas J. DeIuliis	281,481	27.04	16.00	2015	2,832,350	7,177,732
Ronald E. Smith	266,667	25.62	16.00	2015	2,683,287	6,799,976

The above-described options to purchase the shares of common stock of either CONSOL Energy or CNX Gas granted to the above-named executive officers will terminate on the ten year anniversary of the grant date. All of the stock options listed above, except for options to purchase 500 shares of CONSOL Energy’s common stock, will vest 25% per year, beginning one year after the grant date, and in the case of the options to purchase 500 shares of the Corporation’s common stock, such grants vested six months after the grant date. The vesting of the options will accelerate upon a change of control of CONSOL Energy or CNX Gas, as applicable. A termination of employment will have the following effects on stock options granted under the CONSOL Energy Equity Plan or CNX Gas Equity Incentive Plan, as applicable.

•	if the employee is terminated for cause or has breached any of the restrictive covenants set forth in the applicable stock option award agreement, such as its non-compete provisions, the options (whether vested or unvested) will be deemed cancelled and forfeited in their entirety;

•	if the employee is terminated without cause (except for a reduction in force) or does so voluntarily, the unvested portion of the options will be deemed cancelled and forfeited and the vested portion, if any, will remain exercisable for a period of 90 days following such termination of employment;

•	if the employee’s employment is terminated as a result of death, the options will vest in full and will remain exercisable for the lesser of 3 years or until the expiration of the options;

•	if the employee terminates employment by retiring, the nature of the retirement affects the status of the options under the CONSOL Energy Equity Plan or CNX Gas Corporation Equity Incentive Plan, as applicable.

CONSOL Energy Option Exercises.    The following table sets forth the aggregate number of shares acquired on exercise of stock options for common stock of CONSOL Energy, the number of securities underlying unexercised options and the value of unexercised in-the-money options for Mr. Harvey and the other named executive officers of CONSOL Energy or its subsidiaries at December 31, 2005. There were no stock appreciation rights which became exercisable during the fiscal year ended December 31, 2005.

Aggregated Option/SAR Exercises in Last Fiscal Year

and Fiscal Year-End Option/SAR Values for CONSOL Energy

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End (#)		Value of Unexercised in-the-Money Options/SARs at Fiscal Year-End ($)
			Exercisable/ Unexercisable		Exercisable/ Unexercisable(1)
J. Brett Harvey	300,000	9,429,774	227,092/221,623	(2)	9,651,811/7,336,625
Peter B. Lilly	100,000	3,215,038	11,347/ 113,878		390,223/4,508,984
Ronald E. Smith	44,000	1,399,481	182,093/94,744		8,161,910/3,661,926
William J. Lyons	64,250	1,666,761	38,780/ 43,998		1,785,716/1,605,621
Nicholas J. DeIuliis	33,970	1,669,463	100/26,990		1,968/1,034,398

(1)	Calculated on the basis of the closing sale price of $65.18 per share on December 31, 2005, less the exercise price per share.
(2)	Includes an option grant made on February 24, 2006 for 21,177 shares.

CNX Gas Option Exercises.    The following table sets forth the aggregate number of shares acquired on exercise of stock options for common stock of CNX Gas, the number of securities underlying unexercised options and the value of unexercised in-the-money options for Messrs. DeIuliis and Smith from CNX Gas at December 31, 2005.

Aggregated Option/SAR Exercises in Last Fiscal Year

and Fiscal Year-End Option/SAR Values for CNX Gas

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End (#)	Value of Unexercised in- the-Money Options/SARs at Fiscal Year End ($)
			Exercisable/ Unexercisable(1)	Exercisable/ Unexercisable(2)
Nicholas J. DeIuliis	—	—	0/281,481	0/1,337,035
Ronald E. Smith	—	—	0/266,667	0/1,266,668

(1)	As of December 31, 2005.
(2)	Because there was no publicly available trading information in the shares of CNX Gas from October 7, 2005 through December 31, 2005, the values are calculated on the basis of the closing sales price of $20.75 per share which was the last trade price observed on October 7, 2005 and determined by CNX Gas’ board of directors to be the fair market value as of such date, less the exercise price per share.

Retirement Benefits.

Pension benefits for salaried employees under the CONSOL Energy Inc. Employee Retirement Plan and, for certain employees, its pension restoration plan (together, the “Retirement Plans”) are based on an employee’s years of service and average monthly pay during the employee’s three highest-paid years (“Covered Compensation”). “Average monthly pay” for this purpose includes regular compensation and annual amounts payable under the Short-Term Plan, but excludes other bonuses and compensation in excess of limits imposed by the Code. Such Covered Compensation is reflected in the “Base Salary” and “Bonus” columns of the Summary Compensation Table, though the “Bonus” column reflects additional amounts excluded from Covered Compensation, as described in footnote 1 to the Summary Compensation Table. The Code limits the amount of annual benefits which may be payable from the pension trust. Retirement benefits provided under the pension plan in excess of these limitations are paid from the Corporation’s general revenues under the separate, non-funded pension restoration plan.

Pension Plan Table
	Years of Service
Remuneration	15	20	25	30	35
$ 200,000.00	$48,000.00	$64,000.00	$79,833.33	$94,833.33	$101,503.33
$ 400,000.00	$96,000.00	$128,000.00	$159,666.67	$189,666.67	$203,006.67
$ 600,000.00	$144,000.00	$192,000.00	$239,500.00	$284,500.00	$304,510.00
$ 800,000.00	$192,000.00	$256,000.00	$319,333.34	$379,333.34	$406,013.34
$1,000,000.00	$240,000.00	$320,000.00	$399,166.67	$474,166.67	$507,516.67
$1,200,000.00	$288,000.00	$384,000.00	$479,000.00	$569,000.00	$609,020.00
$1,400,000.00	$336,000.00	$448,000.00	$558,833.34	$663,833.34	$710,523.34
$1,600,000.00	$384,000.00	$512,000.00	$638,666.67	$758,666.67	$812,026.67
$1,800,000.00	$432,000.00	$576,000.00	$718,500.01	$853,500.01	$913,530.01
$2,000,000.00	$480,000.00	$640,000.00	$798,333.34	$948,333.34	$1,015,033.34
$2,200,000.00	$528,000.00	$704,000.00	$878,166.67	$1,043,166.67	$1,116,536.67
$2,400,000.00	$576,000.00	$768,000.00	$958,000.01	$1,138,000.01	$1,218,040.01
$2,600,000.00	$624,000.00	$832,000.00	$1,037,833.34	$1,232,833.34	$1,319,543.34
$2,800,000.00	$672,000.00	$896,000.00	$1,117,666.68	$1,327,666.68	$1,421,046.68
$3,000,000.00	$720,000.00	$960,000.00	$1,197,500.01	$1,422,500.01	$1,522,550.01
$3,200,000.00	$768,000.00	$1,024,000.00	$1,277,333.34	$1,517,333.34	$1,624,053.34

The foregoing table illustrates the straight life annuity amounts payable under the Retirement Plans to CONSOL Energy employees retiring at age 65 in 2005. Amounts shown above are subject to deduction for Social Security payments. The current years of service credited for retirement benefits for the named executive officers are as follows:

J. B. Harvey	19	W. J. Lyons	30
R. E. Smith	30	N. J. DeIuliis	15
P. B. Lilly	3

Compensation Committee Interlocks and Insider Participation.

During 2005, the members of the Compensation Committee were Messrs. Powell, Altmeyer and Hardesty (who joined in October 2005) and Ms. Hammick. In 2004, CONSOL Energy made a five-year pledge of a total of $200,000 to the West Virginia University Foundation Incorporated (the “Foundation”), a legally separate not-for-profit corporation which receives and administers gifts for the benefit of West Virginia University (“WVU”) of which Mr. Hardesty is the President. The pledge was made as part of a capital campaign to benefit WVU’s College of Engineering and Mineral Resources. CONSOL Energy also occasionally makes cash gifts to the Foundation. The aggregate cash gifts made by CONSOL Energy to the Foundation and WVU for the calendar year 2005 was approximately $54,000. In 2005, CONSOL Energy also donated its Dawles Run facility, located in Monongalia County, West Virginia, which is valued at $423,000, to WVU for use as a coal mine training and placement center. Apart from gifts, CONSOL Energy has, in arms-length transactions, paid WVU and its related entities for conferences, technical training and classes for employees, as well as acquired football and basketball tickets and made payments with respect to other minor items. The aggregate of these other payments for 2005 was approximately $83,000. CONSOL Energy anticipates that it will contribute approximately $70,000 to WVU, the Foundation and related entities in 2006.

Employment Agreements.

Employment Agreement With Mr. Harvey.    On June 3, 2005, J. Brett Harvey entered into an employment agreement with CONSOL Energy which supersedes Mr. Harvey’s employment agreement with CONSOL Energy dated December 11, 1997, as amended. The employment agreement has a term of three years, unless sooner terminated, and is automatically extended for additional one year terms thereafter.

Under the employment agreement, Mr. Harvey received an initial annual base salary of $850,000. Under the employment agreement, Mr. Harvey is eligible to participate in an annual bonus plan on terms established from time to time by the Board of Directors, provided that Mr. Harvey’s annual target bonus under that plan will not be less than 100% of his then current base salary. During the term of the employment agreement, he is also eligible to participate in any Corporation long term incentive plan, and in all employee benefit and fringe benefit plans and arrangements made available by the Corporation to its executives and key management employees upon the terms and subject to the conditions set forth in the applicable plan or arrangement. Mr. Harvey will receive a credit for eleven additional years of service under the Corporation’s retirement plan and the retiree medical plan, which benefits represent his years of service at PacifiCorp Energy Inc. and its affiliates (“PacifiCorp”). If the Corporation cannot provide to Mr. Harvey such credit under the retirement plan, the Corporation is obligated to provide equivalent benefits to Mr. Harvey under a supplemental retirement plan. The amount of any pension benefits payable to Mr. Harvey pursuant to PacifiCorp pension plans will be deducted from benefits paid by the Corporation to Mr. Harvey under the Retirement Plan or supplemental retirement plan, as applicable. Mr. Harvey’s employment will terminate:

•	by his death or if he becomes permanently disabled (as defined in the employment agreement);

•	if either party terminates the agreement; or

•	for cause (as defined in the employment agreement) as determined by the Board of Directors at any time.

If Mr. Harvey resigns for good reason (as defined in the employment agreement) or is terminated without cause and in each case he enters into a general release of claims reasonably satisfactory to the Corporation, he is entitled to receive severance payments in the form of (i) his then current base salary through the date of termination and any annual bonus awarded in accordance with the Corporation’s bonus program but not yet paid, (ii) an amount equal to two (2) times his then current base salary and two (2) times the target annual bonus amount (provided that Mr. Harvey has not breached the confidentiality, non-competition and non-solicitation restrictions set forth in the employment agreement), (iii) payment of the pro-rata portion of his target bonus in the year of termination, (iv) payment of all accrued but unused vacation time, (v) payment for reasonable outplacement assistance services for seeking other employment, and (vi) reimbursement for business expenses incurred prior to such termination. If Mr. Harvey’s employment is terminated as a result of a termination of employment as specified in the immediately preceding sentence, he and his dependents will continue to receive his medical insurance benefits from the Corporation, on terms substantially comparable to terms of the Corporation’s medical plan, for up to 24 months following the termination date.

If Mr. Harvey’s employment is terminated due to death or permanent disability, he (or his estate, if applicable) will be entitled to receive: (i) his then current base salary through the date of termination, (ii) a pro-rata portion of his target bonus for the year of termination, (iii) payment for all accrued, but unused vacation time, and (iv) reimbursement for business expenses incurred prior to such termination.

The employment agreement also contains certain confidentiality, non-solicitation, non-competition and indemnification provisions. The confidentiality provisions survive the termination of Mr. Harvey’s employment with the Corporation. Mr. Harvey has agreed not to compete with the business, or solicit the employees, of CONSOL Energy for two (2) years following his termination of employment under the circumstances described above.

In connection with Mr. Harvey’s employment agreement, the Compensation Committee retained an independent consulting firm and also retained counsel to advise the Committee.

Employment Agreement with Mr. Lilly.    On October 2, 2002, the Corporation entered into an agreement with Mr. Lilly which provides for: (i) an initial annual base salary of $380,000, (ii) an annual compensation opportunity which was initially set at 65% of his base salary, (iii) a stock option grant of 80,000 options to purchase the Corporation’s common stock (vesting ratably over a four-year period), (iv) participation in the Corporation’s severance pay plan based on the years of his total industry service with one week of pay under the plan equal to each full year of industry service with a maximum of 25 weeks, (v) and certain other benefits including, without limitation, a vehicle allowance, country club membership and standard employee benefits offered by the Corporation to its employees.

In addition, the Corporation agreed, as consideration for Mr. Lilly’s lost compensation resulting from his resignation from the board of directors of Penn Virginia Resources, LLC and of Penn Virginia Corporation (as a condition to his employment with the Corporation), to pay him $400,000 in four (4) equal installments, with each installment to be made annually on the anniversary date of his employment with the Corporation commencing on October 28, 2003 and ending on October 28, 2006.

Chairman Agreement with Mr. Whitmire.

The Corporation entered into an agreement with Mr. Whitmire on February 22, 1999 pursuant to which he was engaged as the non-executive Chairman of the Board of Directors of the Corporation, subject to election by the Corporation’s shareholders. In order to more formally and completely document his duties and responsibilities as Chairman, as well as his compensation arrangements, a new agreement was entered into with him as of April 27, 2004. Under the terms of this agreement, Mr. Whitmire receives annual compensation as follows: (i) $100,000, in quarterly installments, (ii) shares of common stock having a fair market value of $225,000 on the grant date (with which Mr. Whitmire may elect, in lieu of the grant, to be credited with equivalent vested stock units payable in the form of shares at the end of the agreed deferral period and, if Mr. Whitmire elects to defer, he will also be credited with dividend equivalent amounts on such stock units equal to the dividends declared on an equivalent number of shares of stock, with such dividend equivalent amounts being deemed to have been reinvested in additional stock units to be credited to Mr. Whitmire and paid at the end of the deferral period), and (iii) stock options having a fair market value of $25,000 on the grant date (such options will (a) have an exercise price equal to the fair market value of the Corporation’s stock on the grant date, (b) be fully vested and exercisable upon the grant date, and (c) be subject to the terms of the Equity Plan and the applicable grant agreement). The above-described compensation will be in lieu of any and all cash, equity or other compensation to which other board members are entitled to in connection with their service on the Board of Directors. In addition, Mr. Whitmire is provided clerical support by the Corporation at an annual cost not to exceed $30,000 and reimbursed for business expenses for performing his duties for the Corporation.

Mr. Whitmire’s term of service as Chairman will continue until the earlier of: (i) the date on which he ceases to serve as a member of the Board of Directors for any reason or (ii) the date on which he ceases to serve as Chairman, while remaining a member of the Board of Directors.

Mr. Whitmire’s service as Chairman may be terminated by either Mr. Whitmire or the Corporation, with or without “cause” (as defined in the agreement), on at least 90 days prior written notice to the other party or by mutual consent of the parties and provided, further, that the service period will terminate immediately and automatically upon Mr. Whitmire’s death or permanent disability or incapacity.

In the event that Mr. Whitmire’s service as Chairman terminates other than for “cause” (as defined in the agreement) during a service year, then he will thereafter receive no additional cash compensation thereunder but he will retain his entire grant of stock and options for the service year in which the termination occurs. If, following such termination, he remains on the Board of Directors, he will thereafter be entitled to such compensation as is provided by the Corporation to its other non-employee directors; provided that for the remainder of such service year, he will not be entitled to any additional stock or option grants by virtue of such non-Chairman Board of Directors service. In the event Mr. Whitmire’s service as Chairman (and tenure on the Board of Directors) is terminated for cause during a service year, he will receive no additional cash compensation and, in addition, he will be required to return to CONSOL Energy a pro-rated amount of the stock he was granted as compensation for the applicable service year and a pro-rated amount of options granted for such service year will be cancelled and no longer be exercisable thereafter (provided, however, that if such options have been exercised, the stock received by him upon exercise will be returned to the Corporation and the exercise price refunded and, in addition, if he has sold any of the stock (beyond the amount required to pay the exercise price) he will be required to return to the Corporation the proceeds from such sale (net of the exercise price)).

Change in Control Agreements.

CONSOL Energy Change in Control Agreements.

On July 21, 2003, CONSOL Energy entered into Change In Control Severance Agreements (“CONSOL Energy Change in Control Agreements”) with each of Messrs. Harvey, Lilly, Lyons, DeIuliis and Smith, which agreements, in the case of Messrs. DeIuliis and Smith, were superseded by change in control agreements that Mr. DeIuliis entered into on September 28, 2005 and Mr. Smith entered into on September 26, 2005, with CNX Gas and CONSOL Energy as more fully described below.

The CONSOL Energy Change in Control Agreement between CONSOL Energy and each of Messrs. Harvey, Lilly and Lyons (each a “CONSOL Executive” and collectively, the “CONSOL Executives”) provides the CONSOL Executive severance benefits if the CONSOL Executive is terminated after, or in connection with, a CONSOL Energy Change in Control, as defined therein, (i) for any reason other than cause (as defined therein), death or disability that occurs not more than three months prior to or within two (2) years after, a CONSOL Energy Change in Control, or (ii) is required by a third party initiating the CONSOL Energy Change in Control or (iii) within the two-year period after a CONSOL Energy Change in Control, if he is constructively terminated. A “constructive termination” is defined as:

(a)	an adverse change in his position;

(b)	a reduction in annual base salary or target bonus or a material reduction in employee benefits;

(c)	a material change in circumstances as determined by the CONSOL Executive, including a material change in the scope of CONSOL Energy’s business, as determined by him;

(d)	the liquidation, dissolution, merger, consolidation or reorganization of the Corporation or transfer of substantially all of the Corporation’s business or assets unless the successor assumes all duties and obligations of the Corporation under the CONSOL Energy Change in Control Agreement; or

(e)	the relocation of the CONSOL Executive’s principal work location to a location that increases his normal commute by 50 miles or that requires travel increases by an unreasonable amount.

Under the circumstances described in (i), (ii) or (iii), the CONSOL Executive would be entitled to receive:

(a)	a lump sum cash payment equal to (1) a multiple of Executive’s base pay, plus (2) a multiple of Executive’s incentive pay (the multiple, in each case, for Mr. Harvey, 3.0, for Mr. Lilly, 2.5; and for Mr. Lyons, 2.0); a pro-rated payment of his incentive pay for the year in which his termination of employment occurs;

(b)	for a specified period (for Mr. Harvey, 36 months; for Mr. Lilly, 30 months; and for Mr. Lyons, 24 months), the continuation of medical and dental coverage (or a lump sum payment in lieu of continuation);

(c)	if he would have been eligible for post-retirement medical and dental coverage had he retired from employment during the applicable period specified in (b) above, but is not so eligible due to termination, then at the conclusion of the benefit period described in (b) above, the Corporation will provide him with additional continued group medical and dental coverage comparable to that which would have been available under the Corporation’s post-retirement and dental benefit program for so long as such coverage would have been available under such program, or the Corporation may elect to pay cash to him in lieu of such coverage;

(d)	a lump sum cash payment equal to the total amount that the CONSOL Executive would have received under the Corporation’s 401(k) plan as a Corporation match if he was eligible to participate in the Corporation’s 401(k) plan for a specified period after his termination date (for Mr. Harvey, 36 months; for Mr. Lilly, 30 months; and for Mr. Lyons, 24 months) and he contributed the maximum amount to the plan for the match;

(e)	a lump sum cash payment equal to the difference between the present value of his accrued pension benefits at his termination date under the Corporation’s qualified defined benefit plan and (if eligible) its pension restoration plan (together, the “pension plans”) and the present value of the accrued pension benefits to which the CONSOL Executive would have been entitled under the pension plans if he had continued participation in those plans for a specified period after his termination date (for Mr. Harvey, 36 months; for Mr. Lilly, 30 months; and for Mr. Lyons, 24 months);

(f)	a lump sum cash payment of $25,000 in order to cover the cost of outplacement assistance services and other expenses associated with seeking other employment; and

(g)	any amounts earned, accrued or owing but not yet paid as of his termination date, payable in a lump sum, and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Corporation.

In addition upon a CONSOL Energy Change in Control, all equity granted to each CONSOL Executive by CONSOL Energy will become fully vested and/or exercisable on the date the Change in Control occurs and all stock options or stock appreciation rights will remain exercisable for the period set forth in the applicable award agreement.

With respect to each CONSOL Executive, if it is determined that any payment or distribution (a “Payment”) by CONSOL Energy to or for his benefit would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, CONSOL Energy will pay to him an additional amount (the “Gross-Up Payment”), subject to certain limitations, such that the net amount retained by him after deduction of any excise tax imposed under Section 4999 of the Code, and any tax imposed upon the Gross-Up Payment, will be equal to the Payment.

In the event of a constructive termination of a CONSOL Executive in connection with a CONSOL Energy Change in Control, CONSOL Energy may elect to delay his termination date for a certain period (Mr. Harvey, 36 months; Mr. Lilly, 30 months; and Mr. Lyons, 24 months), and instead place such executive in a non-executive salaried position employment position with the Corporation. During such consultancy period, he must be available to provide advice and assistance to CONSOL Energy. In no event may the CONSOL Executive be required to provide more than five (5) hours of consulting services per week without his consent and he shall be permitted to engage in other business activities, subject to certain restrictions. If the Corporation elects to provide for a consultancy period, the CONSOL Executive will continue to receive his annual base salary and employee benefits during such period and the change in control benefits described above will be offset by such amounts and benefits provided to him during the consultancy period.

The CONSOL Energy Change in Control Agreements contain confidentiality, non-competition and non-solicitation obligations. Messrs. Harvey, Lilly and Lyons have agreed not to compete with the business for one (1) year, or to solicit employees of CONSOL Energy for two (2) years, following termination of employment in which such CONSOL Executive is receiving severance benefits under the CONSOL Energy Change in Control Agreement.

The term of the CONSOL Energy Change in Control Agreements is three years, subject to a one-year extension annually, commencing on January 1, 2006, unless CONSOL Energy gives notice not later than October 31 of the preceding year that it does not wish to extend the agreement. Regardless of any such notice by CONSOL Energy, the agreement will continue in effect for a period of 24 months beyond the term provided in the agreement if a CONSOL Energy Change in Control occurs during the period that the agreement is in effect.

CNX Gas Corporation Change in Control Agreements.

Messrs. DeIuliis and Smith (each a “CNX Gas Executive” and, collectively, the “CNX Gas Executives”) entered into change in control severance agreements with CNX Gas (the “CNX Gas Change in Control Agreements”), which provide that, subject to CONSOL Energy’s reemployment rights described below with respect to Mr. DeIuliis, the CNX Gas Executive will be entitled to severance benefits if the CNX Gas Executive is terminated after, or in connection with, a CNX Gas Change in Control, as defined therein, (i) for any reason other than cause (as defined therein), death or disability that occurs not more than three months prior to, or within two (2) years after, a CNX Gas Change in Control, or (ii) is required to terminate employment by a third party initiating the CNX Gas Change in Control or (iii) within the two-year period after a CNX Gas Change in Control, if he is constructively terminated. A “constructive termination” is defined as:

(a)	an adverse change in his position;

(b)	a reduction in annual base salary or target bonus or a material reduction in employee benefits;

(c)	a material change in circumstances, including a material change in the scope of CNX Gas’s business, as determined by him, which has rendered him unable to carry out his duties;

(d)	the liquidation, dissolution, merger, consolidation or reorganization of CNX Gas or transfer of all or substantially all of CNX Gas’s business or assets; or

(e)	the relocation of the CNX Gas Executive’s principal work location to a location that increases his normal commute by 50 miles or more or that requires travel increases by an unreasonable amount.

Under the circumstances described in (i), (ii) or (iii) above, the CNX Gas Executive would be entitled to receive:

(a)	a lump sum cash payment equal to (1) a multiple of the Executive’s base pay, plus (2) a multiple of the Executive’s incentive pay (the multiple, in each case, for Mr. DeIuliis, 2.5, and for Mr. Smith, 2.0); and a pro-rated payment of his incentive pay for the year in which his termination of employment occurs;

(b)	for 30 months, in the case of Mr. DeIuliis, and 24 months, in the case of Mr. Smith, the continuation of medical and dental coverage (or a lump sum payment in lieu of continuation at the election of CNX Gas);

(c)	if the CNX Gas Executive would have been eligible for post-retirement medical and dental coverage had he retired from employment during the period of 30 months, in the case of Mr. DeIuliis, and 24 months, in the case of Mr. Smith, following termination of employment but is not so eligible because of the termination, then at the end of such period described in (b), CNX Gas will provide continued medical and dental coverage comparable to that which would have been available to him under the CNX Gas post-retirement medical and dental benefits program for as long as such coverage would have been available under that program (or a lump sum cash payment in lieu of continuation at the election of CNX Gas);

(d)	a lump cash payment equal to the amount that the CNX Gas Executive would have received under CNX Gas’s 401(k) plan as a match, if he was eligible to participate in CNX Gas’s 401(k) plan for 30 months, in the case of Mr. DeIuliis, and 24 months, in the case of Mr. Smith, after his termination date, and he contributed the maximum amount to the plan for the match;

(e)

a lump cash payment equal to the difference between the present value of his accrued pension benefits at his termination date under CNX Gas’s qualified defined benefit plan and (if eligible) its pension restoration plan (together, the “pension plans”) and the present value of the accrued pension benefits to which the CNX Gas Executive would have been entitled under the pension plans if he had continued participation in those plans for 30 months, in the case of Mr. DeIuliis, and 24 months, in the case of Mr. Smith, after his termination date;

(f)	a lump sum cash payment of $25,000 in order to cover the cost of outplacement assistance services and other expenses associated with seeking other employment; and

(g)	any amounts earned, accrued or owing but not yet paid as of his termination date, payable in a lump sum, and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of CNX Gas.

In addition upon a CNX Gas Change in Control, all equity awards held by the CNX Gas Executive in CNX Gas and CONSOL Energy will become fully vested and/or exercisable on the date the CNX Gas Change in Control occurs and all stock options or stock appreciation rights will remain exercisable for the period set forth in the applicable award agreement.

The CNX Gas Change in Control Agreements also provide that in the event that Mr. DeIuliis’ employment is terminated in connection with a CNX Gas Change in Control for any reason other than death, disability or cause or if such Executive is constructively terminated as described above (other than in the event of a CONSOL Energy Change in Control), CONSOL Energy may, in its sole discretion, elect on or before the 30th day following his termination date to reemploy him on a full time basis in a salaried position. In the event CONSOL Energy elects to reemploy Mr. DeIuliis, he shall be entitled to receive generally comparable annual base salary, incentive pay and employee benefits from CONSOL Energy for a period not extending beyond the two year anniversary of the CNX Gas Change in Control (the “reemployment period”). If he refuses or fails to accept CONSOL Energy’s offer of reemployment, he will not be considered to have terminated employment under the agreement and will not receive any benefits thereunder.

Upon any reemployment, Mr. DeIuliis must agree and acknowledge that no compensation and benefits will be payable to him under the agreement, except by CONSOL Energy during the reemployment period and he will terminate his agreement with CNX Gas and execute a new change in control severance agreement with CONSOL Energy. If, however, CONSOL Energy terminates his employment with it during the reemployment period, CONSOL Energy will have to pay him the change in control payments and benefits described above offset by any salary, incentive pay and months of benefits, as applicable, received by him from CONSOL Energy during the reemployment period.

In the event Messrs. DeIuliis and Smith are terminated under circumstances described above and in the case of Mr. DeIuliis, CONSOL Energy does not exercise its right to reemploy him, CNX Gas may, in its sole discretion, elect to delay each of their termination dates for up to 24 months (the “consultancy period”). During the consultancy period, each CNX Gas Executive must be available to provide advice and assistance to CNX Gas. In no event may such executive be required to provide more than five (5) hours of consulting services per work week without his consent and such executive shall be permitted to engage in other business activities, subject to certain restrictions. If CNX Gas elects to provide for a consultancy period, each CNX Gas Executive will continue to receive his annual base salary and employee benefits during such period and the change in control payments and benefits described above will be offset by such amounts and benefits provided to him during the consultancy period.

With respect to each of Messrs. DeIuliis and Smith, if it is determined that any Payment by CNX Gas to or for his benefit would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, CNX Gas will pay to him a Gross-Up Payment, subject to certain limitations, such that the net amount retained by him after deduction of any excise tax imposed under Section 4999 of the Code, and any tax imposed upon the Gross-Up Payment, will be equal to the Payment.

The CNX Gas Change in Control Agreements contain confidentiality, non-competition and non-solicitation obligations. Messrs. DeIuliis and Smith have agreed not to compete with the business of CNX Gas and CONSOL

Energy (and its subsidiaries) for one (1) year, or to solicit the employees of CNX Gas and CONSOL Energy (and its subsidiaries) for two (2) years, following a termination of employment in which such CNX Gas Executive is receiving severance benefits under the CNX Gas Change in Control Agreement.

The CNX Gas Change in Control Agreements will be in effect until July 21, 2006, subject to an annual one-year extension commencing on January 1, 2006, unless CNX Gas gives notice not later than October 31 of the preceding year that it does not wish to extend the agreement. Regardless of any such notice by CNX Gas, the agreement will continue in effect for a period of 24 months beyond the term provided in the agreement if a CNX Gas Change in Control occurs during the period the agreement is in effect.

Certain Transactions.

The Corporation reimburses Messrs. Harvey and Lyons for their legal expenses relating to the Moorehead litigation in the U.S. District Court for the Western District of Pennsylvania, in which they were named as defendants in their capacities as officers of the Corporation.

Mr. Hardesty, a member of the Board of Directors, is the President of WVU, an organization to which CONSOL Energy makes contributions and engages in arms-length transactions. For a discussion regarding such contributions and transactions, including those between CONSOL Energy and the Foundation or its related entities, please see the information under the caption “Compensation Committee Interlocks and Insider Participation” of this Proxy Statement.

STOCK PERFORMANCE GRAPH

The following performance graph compares the cumulative shareholders’ return on the common stock of CONSOL Energy to the cumulative return for the same period of a peer group and the Standard & Poor’s MidCap 400 Index. The Peer Group is comprised of: CONSOL Energy, Arch Coal, Inc., Peabody Energy Corporation, and Massey Energy Company. CONSOL Energy chose to add the Peer Group as an additional basis for comparison because the formerly used NYSE composite index is no longer available. Use of the Standard & Poor’s MidCap 400 Index will be discontinued in the Corporation’s future proxy statements.

The graph assumes that the value of the investment in CONSOL Energy common stock and each index was $100 at December 31, 2000. The graph also assumes that all dividends were reinvested and that investments were held through December 31, 2005.

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
CONSOL Energy Inc.	100	92.71	67.35	103.76	167.40	268.50
Peer Group	100	150.44	115.38	180.29	277.51	483.48
S&P MidCap 400	100	99.40	84.97	115.22	134.20	151.05

Cumulative Total Return Among CONSOL Energy Inc.,

Peer Group and S&P MidCap 400 Index

Assumes $100 invested on December 31, 2000

Assumes Dividend Reinvestment Through December 31, 2005

ACCOUNTANTS AND AUDIT COMMITTEE

Independent Registered Public Accounting Firm.    The independent registered public accounting firm that was selected by the Corporation for its fiscal year ended December 31, 2004 and its fiscal year ended December 31, 2005 is PricewaterhouseCoopers LLP.

Audit Fees.    The fees for professional services rendered for the audit of CONSOL Energy’s annual financial statements, for Sarbanes-Oxley attestation procedures, for the review of the financial statements included in CONSOL Energy’s Quarterly Reports on Form 10-Q and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.    The fees for assurance and related services that are reasonably related to the performance of the audit or review of CONSOL Energy’s financial statements, which are not included under “Audit Fees” above. These services are primarily related to the audit of CONSOL Energy’s employee benefits plans.

Tax Fees.    The fees for professional services rendered for tax compliance, tax advice, and tax planning.

All Other Fees.    The fees for products and services provided, other than for the services reported under the headings “Audit Fees”, “Audit-Related Fees” and “Tax Fees”, for the fiscal year ended December 31, 2004 relate to a software package purchased from PricewaterhouseCoopers LLP.

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Corporation’s annual financial statements for the years ended December 31, 2005 and December 31, 2004, and fees for other services rendered by PricewaterhouseCoopers LLP during those periods:

	2005	2004
Audit Fees	$1,230,940	$1,147,638
Audit-Related Fees	$46,670	$99,930
Tax Fees	$16,167	$135,280
All Other Fees	$—	$$1,500

Total	$$1,293,777	$1,384,348

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services.    The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm. The services performed by PricewaterhouseCoopers LLP in 2005 and 2004 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. Proposed services may require specific pre-approval by the Audit Committee (e.g. annual financial statement audit services) or alternatively, may be pre-approved without consideration of specific case-by-case services (e.g. audit related and tax services). In either case, the Audit Committee must consider whether such services are consistent with SEC rules on auditor independence.

Audit Committee Report.    The Audit Committee has reviewed and discussed with management of CONSOL Energy and PricewaterhouseCoopers LLP, the independent registered public accounting firm of the Corporation, the audited financial statements of CONSOL Energy as of and for the fiscal year ended December 31, 2005, including the fiscal year ended December 31, 2004, and the fiscal year ended December 31, 2003 (the “Audited Financial Statements”). In addition, we have discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Codification of Statements on Auditing Standards No. 61 (Communication with Audit Committees).

The Audit Committee also has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and the Committee has discussed with that firm its independence from the Corporation and its subsidiaries. The Committee also discussed with management of the Corporation and the auditing firm such other matters and received such assurances from them as we deemed appropriate.

The Audit Committee has considered whether the provision of the non-audit services by PricewaterhouseCoopers LLP described in this Proxy Statement is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Management is responsible for the internal controls and the financial reporting process of the Corporation and its subsidiaries. PricewaterhouseCoopers LLP is responsible for performing an independent audit of CONSOL Energy’s financial statements and of its internal control over financial reporting in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

Based on the foregoing review and discussions with management and a review of the report of PricewaterhouseCoopers LLP with respect to the Audited Financial Statements, and relying thereon, the Audit Committee has recommended to the Board of Directors the inclusion of the Audited Financial Statements in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC.

MEMBERS OF THE COMMITTEE:

Raj K. Gupta, Chairman

James E. Altmeyer, Sr.

William E. Davis

John T. Mills

(The foregoing Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of CONSOL Energy under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Corporation specifically incorporates the Report by reference therein.)

PROPOSAL #2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

It is anticipated that prior to the Annual Meeting of Shareholders, the Audit Committee will appoint PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm for CONSOL Energy for the fiscal year ending December 31, 2006. The Audit Committee recommends that the shareholders ratify this anticipated appointment.

During 2005, PricewaterhouseCoopers LLP reviewed the financial statements included in CONSOL Energy’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2005, June 30, 2005, September 30, 2005 and audited CONSOL Energy’s annual consolidated financial statements and those of its subsidiaries and its internal control over financial reporting for the fiscal year ended December 31, 2005, reviewed financial information in filings with the SEC and other regulatory agencies and provided various other services.

The affirmative vote of the majority of the votes cast by the holders of CONSOL Energy common stock present, in person or by proxy, at the Annual Meeting on this proposal shall constitute ratification of the appointment of PricewaterhouseCoopers LLP. If the shareholders do not ratify the appointment of PricewaterhouseCoopers LLP, the selection of independent registered public accounting firm will be reconsidered by the Audit Committee.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting and will have an opportunity to address the meeting and respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF

PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS

FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006.

SHAREHOLDER PROPOSALS

Shareholder Proposals for Inclusion in Next Year’s Proxy Statement or Presentation at Next Year’s Annual Meeting.    Any proposal submitted by a shareholder for inclusion in the next Annual Meeting Proxy Statement must be received by the Corporate Secretary of CONSOL Energy no later than November 29, 2006. Any such proposal should be addressed to the Corporate Secretary, CONSOL Energy Inc., 1800 Washington Road, Pittsburgh, PA 15241-1405.

CONSOL Energy’s Amended and Restated Bylaws require that all shareholder proposals to be submitted at the Annual Meeting, but not included in the Corporation’s Proxy Statement, be received by the Secretary of CONSOL Energy as written notice no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s Annual Meeting, together with certain information specified in the Amended and Restated Bylaws. As a result, any notice given by a shareholder pursuant to these provisions of our Bylaws must be received no earlier than January 2, 2007 and no later than February 1, 2007, unless our Annual Meeting date is more than 30 days before or more than 60 days after May 2, 2007. If the date of the Annual Meeting is more than 30 days before or more than 60 days after the anniversary date, notice by the shareholder must be delivered not earlier than the close of business on the 120th day prior to the Annual Meeting and not later than the close of business on the later of the 90th day prior to the Annual Meeting or the 10th day following the day on which public announcement of the date of the meeting is first made by CONSOL Energy.

Director nominations must be accompanied by a statement of the nominee indicating willingness to serve if elected, disclose the principal occupations or employment of the nominee during the past five years and evidence of the nominating shareholder’s ownership of CONSOL Energy stock (which includes, (1) the name and address of the shareholder as it appears on CONSOL Energy’s books, and of such beneficial owner, (2) the class and number of shares of CONSOL Energy which are owned beneficially and of record by the shareholder, (3) a representation that such owner intends to appear in person or by proxy at the meeting to propose such nomination, and (4) a representation whether the shareholder or beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of CONSOL Energy’s outstanding capital stock required to elect the nominee and/or (b) otherwise solicit proxies from shareholders in support of such nomination).

“Householding” of Proxy Materials.    The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two (2) or more shareholders sharing the same address and the same last name by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Corporation and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once shareholders have received notice from their broker or the Corporation that materials will be sent in the householding manner to the shareholder’s address, householding will continue until otherwise notified or until the shareholder revokes such consent. If, at any time, shareholders no longer wish to participate in householding and would prefer to receive a separate proxy statement, they should notify their broker if shares are held in a brokerage account or the Corporation if holding registered shares. The Corporation will deliver promptly upon written or oral request a separate copy of the annual report or proxy statement, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered. Any such notice should be addressed to the Investor Relations department of CONSOL Energy Inc., 1800 Washington Road, Pittsburgh, PA 15241-1405, or notice may be given by calling CONSOL Energy at (412) 831-8800 (i) to receive a separate copy of an annual report or proxy statement for this meeting; (ii) to receive separate copies of those materials for future meetings; or (iii) if the shareholder shares an address and wishes to request delivery of a single copy of annual reports or proxy statements if now receiving multiple copies of annual reports or proxy statements.

OTHER MATTERS

The Board of Directors knows of no other proposals that may properly be presented for consideration at the Annual Meeting but, if other matters do properly come before the Annual Meeting, the persons named in the proxy will vote your shares according to their best judgment.

By Order of the Board of Directors

of CONSOL Energy Inc.

APPENDIX A

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

OF CONSOL ENERGY INC.

I.    Purpose

The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of CONSOL Energy Inc. (the “Company”) is appointed by, and generally acts on behalf of, the Board. The Committee’s purposes shall be:

A.    Oversight Function.    To assist the Board in its oversight of (1) the integrity of the Company’s financial statements; (2) the Company’s compliance with legal and regulatory requirements; (3) the performance of the Company’s internal audit function; and (4) the Company’s risk management policies and related practices.

B.    Independent Auditors.    To interact directly with and evaluate the performance of the independent auditors, including to determine whether to engage or dismiss the independent auditors and to monitor the independent auditors’ qualifications and independence; and

C.    Compliance with SEC Requirements.    To prepare the report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s proxy statement.

Although the Committee has the powers and responsibilities set forth in this Charter, the role of the Committee is oversight. The members of the Committee are not full-time employees of the Company and may or may not be accountants or auditors by profession or experts in the fields of accounting or auditing and, in any event, do not serve in such capacity. Consequently, it is not the duty of the Committee to conduct audits, to independently verify management’s representations, or to determine that the Company’s financial statements are complete and accurate, prepared in accordance with generally accepted accounting principles (“GAAP”), or fairly present the financial condition, results of operations, and cash flows of the Company in accordance with GAAP. These are the responsibilities of management and the independent auditors. The Committee’s considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with GAAP, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, or that the Company’s independent auditors are in fact “independent.”

II.    Membership

A.    Number of Directors and Independence.    The Committee shall be composed of at least three directors, each of whom must be independent. A director shall qualify as independent if the Board has affirmatively determined that the member has met the independence criteria set forth in the Company’s Corporate Governance Guidelines. In addition, members of the Committee must also satisfy the following additional requirements in order to be independent:

1.    No Affiliation.    No Committee member or immediate family member of such Committee member may be an affiliated person of the Company or any of its subsidiaries, as that term is defined by the SEC; and

2.    No Compensatory Fees (other than Board-Related Fees).    No Committee member shall accept, directly or indirectly, any consulting, advisory, or other compensatory fees from the Company or any of its subsidiaries, except for fees for services as a director and member of the Audit Committee and any other Board committee.

B.    Financial Literacy, Accounting/Financial Expertise and Financial Expert.    All members of the Committee must be financially literate or become financially literate within a reasonable time after appointment to the Committee. At least one member shall have accounting or related financial management expertise. To the extent possible, at least one member of the Committee shall be an “audit committee financial expert” as that term is defined by the SEC.

Effective February 21, 2006	A-1

C.    Term and Nomination of Chairperson and Resignation, Retirement or Removal of Member.    The members of the Committee shall be nominated by the Nominating and Corporate Governance Committee and appointed by a majority of the Board for one-year terms. The Nominating and Corporate Governance Committee shall recommend, and the Board shall designate, one member of the Committee to serve as Chairperson. The members of the Committee shall serve until their resignation, retirement, or removal by the Board or until their successors shall be appointed. No member of the Committee shall be removed except by majority vote of the independent directors of the full Board then in office.

D.    Limits on Public Company Service.    Generally, no member of the Committee may serve simultaneously on the audit committees of more than three public companies without a specific Board determination that such simultaneous service will not impair the ability of such Committee member to serve on the Committee.

III.    Meetings and Procedures

A.    Number of Meetings and Quorum.    The Committee shall meet as often as it may deem necessary and appropriate in its judgment, but in no event less than four times per year. A majority of the members of the Committee shall constitute a quorum.

B.    Separate Meetings.    The Committee shall meet with the independent auditors, the senior personnel performing the Company’s internal audit function, and management in separate meetings, periodically as it deems necessary and appropriate in its judgment.

C.    Calling a Special Meeting.    The Chairperson of the Committee or a majority of the members of the Committee may call a special meeting of the Committee.

D.    Additional Attendees at a Meeting.    The Committee may request that any directors, officers, or employees of the Company, or other persons whose advice and counsel are sought by the Committee, attend any meeting to provide such information as the Committee requests.

E.    Rules of Procedure.    The Committee shall fix its own rules of procedure, which shall be consistent with the Bylaws of the Company and this Charter.

F.    Reports to the Board.    The Committee shall report to the Board on the matters discussed at each meeting of the Committee, including describing all actions taken by the Committee at the meeting. See also Section IV(E)(2) below.

G.    Minutes.    The Committee shall keep written minutes of its meetings, which minutes shall be maintained with the books and records of the Company.

H.    Delegation of Authority.    The Committee may delegate authority to one or more members of the Committee where appropriate, but no such delegation shall be permitted if the authority is required by a law, regulation, or listing standard to be exercised by the Committee as a whole.

I.    Advisors.    The Committee shall have the authority to obtain advice and assistance from internal and external legal, accounting and other advisors, and the Company shall provide appropriate funding for the Committee to retain any such advisors without requiring the Committee to seek Board approval. The Committee shall be provided with appropriate funding for its ordinary administrative expenses that are necessary or appropriate, as determined by the Committee, for carrying out its duties.

IV.    Duties and Responsibilities

A.    Financial Reporting Process.

1.    Discussion Items.    The Committee shall review and discuss with management and the independent auditors the annual audited financial statements to be included in the Company’s annual report

Effective February 21, 2006	A-2

on Form 10-K, the quarterly financial statements to be included in the Company’s Form 10-Qs, the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” earnings press releases and any other financial disclosures to be included in SEC filings prior to their release. This review should include, where appropriate, a discussion regarding: (a) the quality of the Company’s earnings from a subjective as well as an objective standpoint; (b) the Company’s accounting principles, critical accounting estimates, financial statement presentation; (c) significant financial reporting issues and judgments; (d) off-balance sheet structures and the use of pro forma or non-GAAP financial information; (e) the adequacy of the Company’s internal controls, and any regulatory and accounting initiatives, correspondence with regulators, or published reports that raise material issues with respect to, or that could have a significant effect on, the Company’s financial statements; and (f) financial information and earnings guidance provided to analysts and rating agencies that were not previously discussed with the Committee and such discussion will occur at least annually.

2.    Financial Statements in Form 10-K.    The Committee shall recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

3.    Audit Committee Report.    The Committee shall prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

B.    Risks and Control Environment.

1.    Risk Management.    The Committee shall oversee the Company’s policies and guidelines regarding risk assessment and risk management, as well as the Company’s major financial, legal, regulatory, environmental and similar risk exposures and the steps that management has taken to monitor and control such exposures, including reviewing and making recommendations to the Board regarding the Company’s financial risk management programs and major insurance programs.

2.    Code of Ethics and Business Conduct.    The Committee shall review periodically the Company’s Code of Ethics and Business Conduct, and shall have the sole authority to grant waivers of the Company’s Code of Ethics and Business Conduct to the Company’s directors and executive officers. The Committee will report all such waivers to the Board of Directors at the Board’s next meeting.

3.    Policies and Procedures Regarding Disclosures.    The Committee shall meet periodically with the senior personnel performing the internal audit function, the general counsel’s office, and the independent auditors to review the Company’s policies and procedures regarding disclosures that may impact the financial statements and compliance with applicable laws and regulations and the Company’s Code of Business Conduct.

4.    Oversight of Controls.    The Committee shall oversee the Company’s disclosure controls and procedures, including applicable internal controls and procedures for financial reporting, and internal controls relating to the authorization of transactions and the safeguarding and control of assets, and, where applicable, shall oversee the changes in internal controls intended to address any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees that are reported to the Committee. In addition, the Committee shall review and discuss the annual internal control report of management and the independent auditors’ report on, and attestation of, management’s evaluation of internal controls and procedures for financial reporting, when those reports are required by SEC rules.

C.    Independent Auditors.

1.    Retention and Compensation.    The Committee shall have the sole authority to retain, set compensation and retention terms for, terminate, oversee, and evaluate the activities of the Company’s independent auditors. The independent auditors shall report directly to the Committee. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors.

Effective February 21, 2006	A-3

2.    Services.    The Committee shall review and approve in advance the retention of the independent auditors for the performance of all audit and lawfully permitted non-audit services and the fees for such services. Pre-approval of lawfully permitted non-audit services may be pursuant to appropriate policies and procedures established by the Committee for the pre-approval of such non-audit services, provided that any such pre-approved non-audit services are reported to the full Committee at its next scheduled meeting.

3.    Staffing.    Prior to initiation of the audit, the Committee shall meet with the independent auditors to discuss the planning and staffing of the audit, including the impact of applicable rotation requirements and other independence rules on the staffing. The Committee shall oversee and ensure the mandated rotation of the lead (or coordinating) audit partner of the independent auditors in compliance with legal and SEC requirements.

4.    Independent Auditor’s Report.    The Committee shall, at least annually, obtain and review a report by the independent auditors describing: (i) the independent auditors’ internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities or the Public Company Accounting Oversight Board (PCAOB), within the preceding five years, respecting one or more independent audits performed by the firm, and any steps taken to deal with any such issues; and (iii) in order to assess the firm’s independence, all relationships between the firm and the Company.

5.    Review of Reports.    The Committee shall review periodically any reports prepared by the independent auditors and provided to the Committee relating to significant financial reporting issues and judgments including, among other things, the Company’s selection, application, and disclosure of critical accounting policies and practices, all alternative treatments, assumptions, estimates or methods that have been discussed with management, including the ramifications of such treatments and the treatment preferred by the independent auditors, and any other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

6.    Significant Issues.    The Committee shall discuss with the independent auditors any significant changes in the audit plan, audit problems or difficulties, including any restrictions on the scope of the independent auditors’ activities or on access to requested information, and management’s response to same, shall discuss with the independent auditors any other matters required to be brought to its attention under auditing standards (e.g., SAS 61 and Independent Standards Board No. 1), and shall resolve any disagreements between the independent auditors and management.

7.    Annual Evaluation.    After reviewing the reports from the independent auditors and the independent auditors’ work throughout the audit period, the Committee will conduct an annual evaluation of the independent auditors’ performance and independence, including considering whether the independent auditors’ quality controls are adequate. This evaluation also shall include the review and evaluation of the audit engagement team, including the lead partner. In making its evaluation, the Committee shall take into account the opinions of management and the senior personnel performing the Company’s internal audit function. The Committee shall present its conclusions with respect to the evaluation of the independent auditors to the Board.

8.    Hiring Policies.    The Committee shall set clear policies for the hiring by the Company of employees or former employees of the independent auditors.

D.    Internal Audit Function.

1.    Oversight.    The Committee shall oversee the activities, organizational structure, compliance with professional standards, and qualifications of the persons performing the internal audit function.

2.    Appointment of Senior Personnel.    The Committee shall review and approve the appointment and replacement of the senior personnel performing the internal audit function.

3.    Approval of Audit Plan, Budget, Staffing and Internal Audit Charter.    The Committee shall review and approve the annual internal audit plan, departmental budget and staffing, and the internal audit charter.

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4.    Changes to Audit Plan and Difficulties with Audit.    The Committee shall discuss with personnel performing the internal audit function any changes to the audit plan and any difficulties encountered during the course of the audits including restrictions of scope.

5.    Significant Reports and Results of Special Projects.    The Committee shall review any significant reports to management prepared by the Internal Audit department and the results of any special projects or investigations.

E.    Evaluations and Reports.

1.    Self-Evaluation.    The Committee shall annually review and assess the performance of the Committee and deliver a report to the Board setting forth the results of its evaluation. In conducting this review, the Committee shall address matters that it considers relevant to its performance, including at a minimum, the adequacy, appropriateness, and quality of the information and recommendations presented to the Board, the manner in which they were discussed or debated, and whether the number and length of meetings of the Committee were adequate for the Committee to complete its work in a thorough and thoughtful manner.

2.    Reports to the Board.    The Committee shall make regular reports to the Board on its activities, including reviewing any issues that arise respecting the quality and integrity of the Company’s public reporting, the Company’s compliance with legal and regulatory requirements, the performance and independence of the Company’s independent auditors, the performance of the Company’s internal audit department, the effectiveness of the Company’s disclosure controls and procedures, and the adequacy and effectiveness of the Company’s risk management policies and related practices. See also Section III(F) above.

F.    Other Matters.

1.    Expenses and Perquisites.    The Committee shall review with management policies and procedures with respect to officers’ expense accounts and perquisites, including use of corporate assets; and consider the results of any review of these areas by Internal Auditing or the independent auditors. The Committee shall also review and approve expenses of the Chief Executive Officer.

2.    Related Party Transactions.    The Committee shall establish procedures for the approval of all related-party transactions involving executive officers and directors.

3.    Anonymous Complaints.    The Committee shall review procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (ii) the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters. The current status of the investigation of complaints shall be reviewed with appropriate parties.

4.    Review of Charter.    The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for its approval.

5.    Communications.    The Committee shall maintain free and open communication with the Board, management, the internal auditor, and the independent auditors.

6.    Other Activities.    The Committee shall perform any other activities consistent with this Charter, the Company’s Certificate of Incorporation, the Company’s Bylaws, and governing law, as the Committee or the Board may deem necessary or appropriate.

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c/o National City Bank

Corporate Trust Operations

Locator 5352

P. O. Box 92301

Cleveland, OH 44101-4301

Proxy card must be signed and dated below.

ê Please fold and detach card at perforation before mailing. ê

CONSOL ENERGY INC.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 2, 2006

PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints J. Brett Harvey and P. Jerome Richey, and each of them, proxies with power of substitution to vote on behalf of the undersigned all shares which the undersigned, as designated on the reverse side, may be entitled to vote at the Annual Meeting of Shareholders of CONSOL Energy Inc. to be held on May 2, 2006 at 10:00 a.m., Eastern Time, at the Hyatt Regency Pittsburgh International Airport, Earhart Room, 1111 Airport Boulevard, Pittsburgh, Pennsylvania, and any postponement or adjournment thereof, with all powers that the undersigned would possess if personally present, with respect to the matters referred to on this proxy. A majority of the proxies or substitutes present at the meeting may exercise all power granted hereby.

Dated: 2006.

Signature

Signature
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, trustee, administrator or guardian, please give full title as such.

PLEASE DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

YOUR VOTE IS IMPORTANT

Please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to National City Bank, P.O. Box 535300, Pittsburgh, PA 15253, so that your shares may be represented at the Annual Meeting.

ê Please fold and detach card at perforation before mailing. ê

CONSOL ENERGY INC.	PROXY

This Proxy when properly executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR the election of nominees in proposal 1, FOR the ratification of independent accountants in proposal 2, and the proxies are authorized, in accordance with their judgment, to vote upon such other matters as may properly come before the meeting and any postponement or adjournment thereof.

1.	Nominees for Election as Directors:

	☐ FOR all nominees listed below			☐ WITHHOLD AUTHORITY
	(exceptas marked to the contrary below)			to vote for all nominees listed below

	Nominees:	John Whitmire	J. Brett Harvey	James E. Altmeyer, Sr.	William E. Davis	Raj K. Gupta
		Patricia A. Hammick	David C. Hardesty, Jr.	John T. Mills	William P. Powell	Joseph T. Williams

INSTRUCTIONS: To withhold authority to vote for any such nominee(s), write the name(s) of the nominee(s) on the line below:

2.	Ratification of Independent Accountants: PricewaterhouseCoopers LLP:

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐	Please check this box if you plan to attend the Annual Meeting of Shareholders.

CONTINUED ON REVERSE SIDE